EXHIBIT 2.1

STOCK PURCHASE AND SALE AGREEMENT

DATED APRIL 25, 2004

BETWEEN

CYBERGUARD CORPORATION,

WEBWASHER AG

AND

THE SHAREHOLDERS NAMED HEREIN

ACQUISITION OF THE CAPITAL STOCK

OF

WEBWASHER AG

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(continued)

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(continued)

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(continued)

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EXHIBIT A
EXHIBIT B
EXHIBIT C
EXHIBIT D

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STOCK PURCHASE AND SALE AGREEMENT

THIS STOCK PURCHASE AND SALE AGREEMENT (the “Agreement”) is made this 25th day of April, 2004, by and among CyberGuard Corporation, a corporation incorporated under the laws of Florida (“Buyer” or “CyberGuard”), webwasher AG, a corporation incorporated under the laws of the Federal Republic of Germany (“Company”), and each of the persons listed on Schedule 1.4(a) hereto (individually a “Seller” and collectively the “Sellers”).

RECITALS

A. The Company is a German stock corporation, registered with the commercial register of the local court Paderborn under docket no. HRB 3489. The nominal share capital (Grundkapital) of the Company amounts to Euro 140,178, divided into 140,178 non par-value registered shares (auf den Namen lautende Stückaktien) (the “Shares”). The Shares are owned by certain persons (the “Shareholders”) as set forth in Schedule 1.4(a) to this Agreement.

B. The Shareholders of the Company resolved in a duly convened meeting on June 2, 2003 and—after the failure of the timely registration with the commercial register—once again in a meeting on December 19, 2003 to increase the nominal share capital of the Company by up to Euro 15,000 to up to Euro 155,178. Up to 15,000 new shares in the Company should have been issued with a calculated pro-rata value of Euro 1 each. Certain Shareholders (the “Subscribers”) subscribed, by an agreement dated June 4, 2003 (the “4th Subscription Agreement”), for new shares (the “New Shares”) in the Company (Zeichnung der neuen Aktien) and paid to the Company the notional nominal amount of the New Shares subscribed by them and made certain additional contributions in cash to the Company. A list with the names of the Subscribers together with the number of New Shares subscribed by them and the amount of the payments made by each Subscriber to the Company in the context of the 4th Subscription Agreement (collectively, the “Funds”) is set forth on Schedule 1.4(a) to this Agreement.

C. The resolutions of the Shareholders meeting of the Company referred to under Recital B above regarding the increase of the nominal share capital as well as the completion (Durchführung) of the increase of the nominal share capital of the Company were never registered with the commercial register. Thus, the increase of the nominal share capital of the Company did not become effective and the New Shares in the Company were not validly issued to the Subscribers. By resolution of April 16, 2004, the Shareholders at a duly convened meeting resolved to annul the respective shareholders resolution of June 2, 2003 and December 19, 2003 referred to under Recital B above.

D. The Subscribers already agreed among themselves that they will not raise any claims against the Company in the context of the failed capital increase of the Company referred to under Recitals B and C above. It is the intention of the Parties to treat in this Agreement, from a commercial point of view, each Subscriber for a New Share in the same way as if the share capital increase had become effective. To achieve this, this Agreement contemplates that the Subscribers are entitled to the consideration set forth in Schedule 1.4(a) for such New Shares and that each Subscriber waives any and all claims it has or may have against the Company in the context of the failed capital increase of the Company referred to under Recitals B and C above.

E. The Sellers (being all of the Shareholders and the Subscribers) desire to sell to Buyer, and Buyer desires to purchase from the Sellers, all of the Shares, together with all rights to the New Shares, if any, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants of the parties hereinafter expressed, it is hereby agreed as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES

1.1 Sale and Purchase of Shares. Subject to the terms and conditions hereof, the Sellers shall sell, assign, transfer and deliver to Buyer and Buyer shall purchase from the Sellers, on the Closing Date (as hereinafter defined), all of the Shares for the Purchase Price set forth in Section 1.2.

1.2 Purchase Price. The aggregate consideration (the “Purchase Price”) to be paid by Buyer for the sale, assignment, transfer and delivery of the Shares by the Sellers to Buyer as provided herein shall be as follows:

(a) Seven Million Seven Hundred Sixty Six Thousand Forty Five and 76/100 Dollars ($7,766,045.76) shall be paid to the Sellers in cash (the “Cash Consideration”). Such Cash Consideration includes the amount of Stock Consideration (as described below) for each Seller payable to the Sellers in lieu of fractional shares of CyberGuard Common Stock; and

(b) Thirty Million Nine Hundred Sixty Six Thousand Six Hundred Twelve and 66/100 Dollars ($30,966,612.66) (the “Stock Consideration”) shall be paid to the Sellers in shares of Common Stock, $0.01 par value, of Buyer (“CyberGuard Common Stock”). The aggregate number of shares of CyberGuard Common Stock to be delivered to the Sellers hereunder shall equal the Stock Consideration divided by the Average Price (as defined below) of a share of CyberGuard Common Stock. For purposes of this Agreement, such resulting number of shares of CyberGuard Common Stock shall be deemed the “Closing Delivered Shares.” The “Average Price” of a share of CyberGuard Common Stock shall $10.17, which represents the average of the closing sales prices thereof on The Nasdaq National Market (as reported by The Wall Street Journal) over the twenty (20) consecutive trading days ending on April 23, 2004. The shares of CyberGuard Common Stock issued pursuant to this Agreement shall be “restricted securities” as defined in Rule 144(a)(3) promulgated under the Securities Act of 1933, as amended, until such securities are registered with the Securities and Exchange Commission pursuant to the Registration Rights Agreement (as defined herein).

(c) No certificates or scrip representing fractional shares of CyberGuard Common Stock will be issued pursuant to this Agreement, but in lieu thereof each Seller otherwise entitled to a fractional share of CyberGuard Common Stock will be entitled to receive a cash payment in lieu of such fractional share of CyberGuard Common Stock in an amount equal to the product of such fractional part of a share of CyberGuard Common Stock multiplied by the Average Price, which product shall be rounded up to the next highest cent, without any interest thereon.

(d) All references to CyberGuard Common Stock in this Agreement shall be deemed to include a reference to the associated Preferred Stock Purchase Right issued in respect of each such share of CyberGuard Common Stock pursuant to Buyer’s Stockholder Protection Rights Agreement.

1.3 Escrow Shares. At the Closing, Buyer shall retain and hold in escrow such number of the Closing Delivered Shares that would otherwise have been issued to the Participating Sellers (as defined herein) as shall be equal to the product of (a) 400,000 multiplied by (b) the quotient of (1) the number of Closing Delivered Shares to be delivered to all of the Participating Sellers at Closing (representing the shares which such Participating Sellers have elected to include in the Purchase Price adjustment pursuant to Section 1.5 hereof) divided by (2) the number of Closing Delivered Shares to be delivered to all Institutional Sellers (as defined herein) at Closing (the “Escrow Shares”), as security for any adjustment to the Purchase Price pursuant to Section 1.5 hereof. The portion of the Escrow Shares allocated to each Participating Seller shall equal a fraction the numerator of which being the number of Closing Delivered Shares to be delivered to such Participating Seller at Closing, and the denominator of which being the total number of Closing Delivered Shares to be delivered to all of the Participating Sellers at Closing.

1.4 Consideration to each Seller. The Buyer shall deliver to each Seller, at the time and in the manner described in Section 1.8:

(a) The amount of Cash Consideration set forth opposite the name of the Seller on Schedule 1.4(a); and

(b) The number of Closing Delivered Shares set forth opposite the name of the Seller on Schedule 1.4(a) (as reduced by the Escrow Shares, to the extent applicable and as set forth on Schedule 1.4(a)).

1.5 Adjustment to Purchase Price

(a) At the Closing, each Institutional Seller identified on Schedule 1.4(a) as a “Participating Seller” has elected to participate in an adjustment to such Participating Seller’s Stock Consideration based on a volume-based weighted average of the highest prices per share paid for CyberGuard Common Stock in open market transactions on the NASDAQ National Market during the twelve months immediately following the Closing Date (the “Adjustment Period”). Each Institutional Seller so electing shall be considered a “Participating Seller.” Each Participating Seller who elects to participate in the arrangement contemplated by this Section 1.5 shall be required to elect to include all (and not less than all) of such Seller’s Closing Delivered Shares in the arrangement.

(b) The number of shares on which the volume based weighted average shall be computed shall equal the product of (1) the aggregate number Closing Delivered Shares owned by all Participating Sellers on the one year anniversary of the Closing Date, multiplied by (2) five (the “Adjustment Volume”). In the event the total number of shares of CyberGuard Common Stock traded during the Adjustment Period is less than the Adjustment Volume, the Adjustment Volume shall equal the total number of shares CyberGuard Common Stock actually sold during the Adjustment Period.

(c) Upon the conclusion of the Adjustment Period, Buyer shall perform the following calculation, in all cases subject to Section 1.5(d) below:

(1) Beginning with the highest price paid for a share of CyberGuard Common Stock during the Adjustment Period and proceeding in descending order from the highest price paid, each purchase price paid for a share of CyberGuard Common Stock shall be multiplied by the number of shares sold at such price. This calculation shall continue until the total shares sold shall reach the Adjustment Volume and shall be based on share trades as reported by Bloomberg Financial Markets (or if such service shall be unavailable, another service providing similar information as shall be mutually agreed by Buyer and the Seller Representatives). The parties to this Agreement acknowledge that in certain cases public reports of share trades include a certain amount of double-counting of trades, and accordingly the parties shall use their reasonable best efforts in connection with this calculation to eliminate the inclusion of any such double-counted amounts.

(2) The sum of the products obtained from the calculation in Section 1.5(c)(1) above shall then be divided by the Adjustment Volume. In the event the total sales during the Adjustment Period are less than the Adjustment Volume, the Adjustment Volume shall equal the total shares sold during the Adjustment Period. The resulting number shall be the “Adjusted Average Price.”

(3) In the event that the Adjusted Average Price computed above shall be less than the Average Price, then the Adjusted Average Price, in this instance only, shall be deemed to be equal to the average of the closing sales prices of CyberGuard Common Stock on The Nasdaq National Market (as reported by The Wall Street Journal or, if not reported thereby, by another authoritative source) over the sixty (60) trading days immediately preceding and ending on the first anniversary of the Closing Date.

(d) Notwithstanding the terms of the foregoing calculation, open market sales of CyberGuard Common Stock and the related trading prices on days on which the Participating Sellers shall be restricted from selling their shares of CyberGuard Common Stock (“Restricted Days”) shall be ignored for purposes of the calculation in Section 1.5(c) above. These Restricted Days shall consist solely of trading days prior to the time the Sellers are able to sell their CyberGuard Common Stock pursuant to an effective registration statement (as set forth in the Registration Rights Agreement), days on which effectiveness of such registration statement shall be suspended, and days on which trading under such registration statement may be suspended under Section 3.3(b) of the Registration Rights Agreement.

(e) In the event the Adjusted Average Price is less than the Average Price (and after giving effect to the terms of 1.5(c)(3) above), Buyer shall, subject to the procedures set forth in Section 1.5(h) below, issue to each Participating Seller, within 30 days of the end of the Adjustment Period, the number of shares of CyberGuard Common Stock equal to the difference between (1) the product of (A) the number of Closing Delivered Shares owned by such Participating Seller at the end of the Adjustment Period multiplied by (B) the quotient of the Average Price divided by the Adjusted Average Price, and (2) the number of Closing Delivered Shares owned by such Participating Seller at the end of the Adjustment Period. All Escrow Shares shall be released to the respective Participating Sellers at such time as well. Such Escrow

Shares shall be delivered to the Participating Seller in the name (and, if applicable, to the account) designated by such Participating Seller and set forth on Schedule 1.4(b).

(f) In the event the Adjusted Average Price is greater than the Average Price, Buyer shall, subject to the procedures set forth in Section 1.5(h) below, deduct from the Escrow Shares otherwise allocated to each Participating Seller and cause such shares to be cancelled or returned to the treasury of Buyer, within 30 days of the end of the Adjustment Period, the number of Escrow Shares equal to the difference between (1) the product of (A) the number of Closing Delivered Shares owned by such Participating Seller at the end of the Adjustment Period multiplied by (B) the quotient of the Adjusted Average Price divided by the Average Price, and (2) the number of Closing Delivered Shares owned by such Participating Seller at the end of the Adjustment Period. Any Escrow Shares remaining after such deduction shall be released to the respective Participating Sellers at such time as well. Such Escrow Shares shall be delivered to the Participating Seller in the name (and, if applicable, to the account) designated by such Participating Seller and set forth on Schedule 1.4(b).

(g) Notwithstanding the terms of Sections 1.5(e) and 1.5(f) above, the maximum aggregate number of shares of CyberGuard Common Stock to be delivered to the Participating Sellers or cancelled by Buyer pursuant to Sections 1.5(e) and 1.5(f), respectively, shall equal the product of (1) 400,000 multiplied by (2) the quotient of (i) the number of Closing Delivered Shares held by Participating Sellers at the end of the Adjustment Period divided by (ii) the number of Closing Delivered Shares delivered to all Sellers identified on Schedule 1.4(c) as “Institutional Sellers” (“Institutional Sellers”) at Closing.

(h) Any modifications to the Purchase Price based on the foregoing shall be referred to as “Closing Adjustments.” Upon completion of the calculations set forth above, Buyer and the Sellers Representatives shall execute a Closing Adjustment Agreement in the form attached as Exhibit A, documenting the Closing Adjustments made pursuant to Sections 1.5(e) and 1.5(f) above. Settlement of the Closing Adjustments shall not be deemed a modification or waiver of any other indemnification obligations under this Agreement. In the event of a disagreement between the parties relating to the Closing Adjustments which the parties are unable to resolve, any party may elect to have the dispute resolved in accordance with the procedures set forth at Section 9.14 of this Agreement.

(i) Following Closing, the Participating Sellers may establish with one stockbroker at one financial institution designated by mutual agreement of Buyer and the Participating Sellers (the “Broker”) a separate trading brokerage account in the name of each Participating Seller, which shall, subject to the other terms of this Section 1.5, be subject to the joint control of such Participating Seller and Buyer. Following receipt by Buyer of a written request of the Participating Sellers, Buyer will take all reasonable steps and cooperate with the establishment of such account by the Participating Sellers, and shall deposit into each Participating Seller’s brokerage account the Escrow Shares as calculated pursuant to Section 1.3 of this Agreement. Each of the Participating Sellers will promptly provide all information as reasonably requested by the Broker or Buyer in order to set up the requisite brokerage accounts. All fees and expenses associated with the establishment and maintenance of each Participating Seller’s brokerage account will be borne by the Participating Seller and all commissions and other selling expenses associated with sales of released Escrow Shares, together with the fees and expenses incurred by the Broker in transferring shares upon release to another brokerage account, as applicable, will be borne by the Participating Seller.

(j) Each Participating Seller shall deposit with Buyer stock powers (the “Stock Powers”), duly executed in blank, corresponding to such Participating Seller’s Escrow Shares. The Escrow Shares shall be registered in the name of each Participating Seller, as applicable.

(k) Any cash dividends or distributions of CyberGuard Common Stock paid or made to a Participating Seller with respect to the Escrow Shares shall be delivered to and held by Buyer on behalf of the Participating Seller. Such dividends shall be released by Buyer simultaneously and proportionately with the corresponding Escrow Shares delivered hereunder, and such delivery shall discharge Buyer from any further liability or responsibility therefor. Buyer shall use reasonable efforts to establish such procedures as shall be necessary so as to permit the Participating Seller to vote the Escrow Shares while they shall be held by Buyer or the Broker, as the case may be.

(l) Anything to the contrary in this Agreement notwithstanding, in the event that a Participating Seller proposes to sell any of its Closing Delivered Shares that are not Escrow Shares (the “Non-Escrowed Shares”) during the Adjustment Period, such Participating Seller shall notify Buyer in writing of such proposed sale and as soon as practicable after the Buyer’s receipt of such written notice (and in any event within two (2) business days thereafter), Buyer shall, or shall instruct the Broker to, as the case may be, release to the Participating Seller such number of Escrow Shares as shall be necessary so that at all times during the Adjustment Period, the number of Escrow Shares held on behalf of a Participating Seller represents the same percentage of such Participating Seller’s Non-Escrowed Shares as that percentage established upon the deposit of the Escrow Shares with Buyer in accordance with Section 1.3 of this Agreement. When Escrow Shares are “released” to a Participating Seller under this Agreement following the establishment of the trading brokerage account contemplated by Section 1.5(i) above, it means that the Broker will be given written authorization from the Buyer to hold, sell, transfer to another brokerage account and/or otherwise act on the sole authority of the Participating Seller with regard to such Escrow Shares from and after the date of such release.

(m) If Buyer proposes to register shares in connection with the Secondary Offering (as defined in the Registration Rights Agreement) and a Participating Seller elects to include all or a portion of such Participating Seller’s Non-Escrowed Shares in the Secondary Offering in accordance with the Registration Rights Agreement, then Buyer shall, or shall instruct the Broker to, as the case may be, release such number of Escrow Shares as shall be necessary so that at all times during the Adjustment Period, the number of Escrow Shares held on behalf of a Participating Seller represents the same percentage of such Participating Seller’s Non-Escrowed Shares as that percentage established upon the deposit of the Escrow Shares with Buyer in accordance with Section 1.3 of this Agreement.

1.6 Additional Consideration. Subject to the terms set forth below, the Sellers shall have the opportunity to receive additional shares of CyberGuard Common Stock after the completion of the Contingent Payment Period (the “Earnout Shares”):

(a) Definitions. For the purpose of this Section 1.6 the following terms shall have the meanings indicated below:

“Affiliate” means any entity directly or indirectly controlling, controlled by or under direct or indirect common control with the Company or Buyer, as applicable.

“Contingent Payment Period” shall be the period commencing April 15, 2004 and ending June 30, 2005 with regard to the achievement of Revenue and Net Income goals for purposes of this Section 1.6.

“Revenues” for the Contingent Payment Period shall be the worldwide sales of Company Products and related services by the Company and its Affiliates (including Buyer) for the Contingent Payment Period determined from the books and accounts of the Company as derived, to the extent possible, with reference to Buyer’s audited consolidated financial statements, determined in accordance with United States generally accepted accounting principles applied on a consistent basis with the Buyer’s past practices. Buyer shall eliminate from the calculation of Revenues (i) intercompany sales (i.e., sales by the Company to Buyer or an Affiliate of Buyer) (unless otherwise mutually agreed between the Sellers Representatives and Buyer) and (ii) the full value of any accounts receivables relating to sales of Company Products during the Contingent Payment Period that would otherwise have been deemed Revenue for this calculation that remain uncollected and have been outstanding for greater than 90 days as of the last day of the Contingent Payment Period.

“Company Know-How” means the designs, methods, tooling, fixtures, drawings, specifications, technology, engineering data, computer programs, compositions, compounds, and test results in which the Company now has, or hereafter obtains, any right and which are useful in making or using products.

“Company Patents” means (i) the U.S. and foreign patents and patent applications listed in Schedule 2.19(b), and (ii) all other U.S. and foreign patents and patent applications (a) in which the Company now has, or hereafter obtains, any right or (b) which covers or is based upon an invention now or hereafter made or conceived by an employee of the Company or a person working at a Company facility.

“Company Products” means any device or other product which is (i) covered by, or made by a process which is covered by one or more claims of Company Patents, or (ii) incorporates, uses or is made in accordance with material Company Know-How, in each case whether sold by the Company or one of its Affiliates (including Buyer) and whether such Company Products are sold under the Company name or another name.

(b) Agreement of the Parties. During the Contingent Payment Period, Buyer will maintain the Company as a separate, functioning business unit for the purpose of achieving the Revenues and the Net Income goals contemplated by this Section 1.6. Buyer shall not willfully take any corporate action which is not in the best interest of Buyer and its shareholders generally for the sole purpose of artificially reducing the amount of Earnout Shares issuable pursuant to this Section 1.6.

(c) Terms For Issuance of Institutional Seller Earnout Shares. The Earnout Shares applicable to the Sellers identified as Institutional Sellers on Schedule 1.4(a) hereto pursuant to this Section 1.6 shall be issued based on the achievement of Revenue targets for the Contingent Payment Period pursuant to either clause (1), (2), (3) or (4) below, as applicable, as follows:

(1) for Revenues less than $16,600,000, no Earnout Shares shall be issued; or

(2) for Revenues of at least $16,600,000 but less than $18,600,000, the aggregate number of Earnout Shares that shall be issued equals the product obtained by multiplying (A) $2,000,000 divided by the Average Price, by (B) the quotient of (i) the Revenues for Contingent Payment Period minus $16,600,000, divided by (ii) $2,000,000; or

(3) for Revenues of at least $18,600,000 but less than $20,600,000, the aggregate number of Earnout Shares that shall be issued equals the sum of (A) $2,000,000 divided by the Average Price, plus (B) the product of (i) $6,000,000 divided by the Average Price, multiplied by (ii) the quotient of (x) the Revenues for Contingent Payment Period minus $18,600,000 divided by (y) $2,000,000; or

(4) for Revenues of $20,600,000 or more, the aggregate number of Earnout Shares that shall be issued equals the amount obtained by dividing $8,000,000 by the Average Price.

Each Institutional Seller shall receive that number of Earnout Shares equal to the “Earnout Percentage” set forth opposite the name of each respective Institutional Seller on Schedule 1.4(c) hereto.

(d) Terms For Issuance of Management Seller Earnout Shares. The Earnout Shares applicable to the Sellers and the other persons identified on Schedule 1.4(c) as “Management Sellers” (“Management Sellers”) pursuant to this Section 1.6 shall be issued in accordance with the following:

(1) In the event, and only in the event, that (A) the Company initiates the cost reductions set forth on Schedule 1.6(d)(A) hereto within seventy-five (75) days following the Closing, and (B) such cost reductions are implemented and realized by June 30, 2005, and (C) the Company generates Net Income in excess of $1,000,000 during the Contingent Payment Period, then the Earnout Shares applicable to the Management Sellers shall be issued based on the achievement of Revenue targets for the Contingent Payment Period pursuant to either clause (2), (3), (4) or (5) below, as applicable. “Net Income” shall be determined from the books and accounts of the Company in accordance with German generally accepted accounting principles applied on a consistent basis with the Company’s past practices, provided however that no overhead or other general and administrative expenses will be deducted from the calculation of Net Income. A Management Seller’s eligibility for issuance of the Earnout Shares shall not be conditioned upon such Management Seller being an employee of the Company or the Buyer as of the end of the Contingent Payment Period.

(2) for Revenues less than $16,600,000, no Earnout Shares shall be issued; or

(3) for Revenues of at least $16,600,000 but less than $18,600,000, the aggregate number of Earnout Shares that shall be issued equals the product obtained by multiplying (A) $500,000 divided by the Average Price, by (B) the quotient of (i) the Revenues for Contingent Payment Period minus $16,600,000, divided by (ii) $2,000,000; or

(4) for Revenues of at least $18,600,000 but less than $20,600,000, the aggregate number of Earnout Shares that shall be issued equals the sum of (A) $500,000 divided by the Average Price, plus (B) the product of (i) $1,500,000 divided by the Average Price, multiplied by (ii) the quotient of (x) the Revenues for Contingent Payment Period minus $18,600,000 divided by (y) $2,000,000; or

(5) for Revenues of $20,600,000 or more, the aggregate number of Earnout Shares that shall be issued equals the amount obtained by dividing $2,000,000 by the Average Price.

Each Management Seller shall receive that number of Earnout Shares equal to the “Earnout Percentage” set forth opposite the name of each respective Management Seller on Schedule 1.4(d) hereto.

(e) Determination of Earnout Shares. As promptly as practicable after the end of the Contingent Payment Period, but in any event within ninety (90) days after the end of the Contingent Payment Period (the “Determination Date”), Buyer shall determine the number of Earnout Shares that shall be issuable, if any, in respect of the Contingent Payment Period and shall deliver in accordance with Section 9.1 hereof to each of Edward Stadum, Uwe Albrecht, Martin Ankli and Horst Joepen, or their respective designees (the “Seller Representatives”), on behalf of the Institutional Sellers and the Management Sellers, a notice (the “Earnout Notice”), setting forth in reasonable detail the calculation of such issuable shares. The Earnout Notice shall include a statement from the Chief Financial Officer of Buyer setting forth the calculation of Revenues, Net Income and realized cost reductions for the Contingent Payment Period determined in accordance with this Agreement, certifying as to the accuracy thereof. Buyer and the Seller Representatives shall from time to time throughout the entire period from the Closing Date to the Determination Date, upon reasonable request of Seller Representatives, meet and discuss any and all financial and business matters relating to the calculation of Revenues, Net Income and realized cost reductions for the Contingent Payment Period.

(f) Disputes Regarding Earnout Shares. The Seller Representatives shall within sixty (60) days of receipt of the Earnout Notice (the “Receipt Date”), provide written notice to Buyer of any dispute which the Institutional Sellers or the Management Sellers may have over the calculation of Revenues or Net Income for the Contingent Payment Period or the achievement of cost reductions pursuant to Section 1.6(d)(1) (the “Earn-out Dispute Notice”). If the Seller Representatives, on behalf of the Institutional Sellers and the Management Sellers, dispute any aspect of the calculations, the Seller Representatives must set forth in reasonable detail the basis for such dispute. Buyer and its independent accountants will provide the Seller Representatives and their independent accountants and other designated representatives with reasonable access to the necessary books, records and work papers of Buyer and its Subsidiaries to enable the Seller Representatives to review and evaluate the basis for Buyer’s calculations for the Contingent Payment Period, and the Seller Representatives and their independent accountants shall have the right, at the Management Sellers’ or Institutional Sellers’ expense, as applicable, to make copies of all such books, records and work papers. During the thirty (30) day period following Buyer’s receipt of the Earnout Dispute Notice, the parties shall attempt in good faith to settle any dispute through negotiation, and shall instruct their respective independent accountants and other designated representatives to seek to resolve the points of disagreement and agree upon the Revenues, Net Income and/or realized cost reductions for the Contingent Payment Period.

(g) Absence of Dispute. If the Seller Representatives, on behalf of the Institutional Sellers and the Management Sellers, do not dispute any aspect of Buyer’s calculation of Revenues, Net Income and/or realized cost reductions for the Contingent Payment Period within sixty (60) days of the Determination Date, or if Buyer and the Seller Representatives, on behalf of the Institutional Sellers and the Management Sellers, reach agreement upon the items initially in dispute (with such further adjustments as to which they may agree) within thirty (30) days following Buyer’s receipt of the Earnout Dispute Notice, the Revenues, Net Income, and/or realized cost reductions so accepted or agreed upon shall be final, conclusive and binding on the parties hereto and not subject to collateral attack.

(h) Resolution of Disputes; Accounting Firm. If the Seller Representatives, on behalf of the Institutional Sellers and the Management Sellers, do not accept Buyer’s calculation of Revenues, Net Income and/or realized cost reductions, and Buyer and the Seller Representatives, on behalf of the Institutional Sellers and the Management Sellers, do not agree upon the items in dispute pursuant to the procedures set forth above, Buyer and the Seller Representatives shall promptly refer the items in dispute to a firm of recognized independent public accountants which has not performed any services since the Closing Date for either Buyer or the Company or their respective Affiliates (the “Accounting Firm”) to act as an arbitrator to resolve all matters in dispute and determine the disputed calculations. Unless otherwise agreed by Buyer and the Sellers Representatives, the initial Accounting Firm shall be Ernst & Young LLC. The Accounting Firm shall, within forty-five (45) days after such submission, determine and report to Buyer and the Seller Representatives upon any disputed items. Each of the parties shall furnish, at its own expense, the Accounting Firm and the other parties with (i) a statement as to the matters in dispute and such party’s calculations based on its interpretation of such disputed matters and (ii) such other documents and information as the Accounting Firm may request. Each party may also furnish to the Accounting Firm such other information and documents as it deems relevant with appropriate copies or notification being given to the other parties. The Accounting Firm may conduct a conference concerning the disagreement between the Institutional Sellers and/or the Management Sellers, on the one hand, and Buyer, on the other, at which conference each party shall have the right to present additional documents, materials and other evidence and to have present its or their advisors, counsel or accountants. The Accounting Firm shall promptly render its decision on the matters in dispute in writing, which decision will include the Accounting Firm’s own statement as to the disputed calculations based on the matters not in dispute and the Accounting Firm’s determination regarding matters in dispute. All determinations made by the Accounting Firm shall be final, conclusive and binding with respect to the disputed calculations and shall not be subject to collateral attack. Fees and expenses of the Accounting Firm shall be borne by the party whose calculations as set forth in its initial submission to the Accounting Firm differs by the greatest number of dollars from the calculations by the Accounting Firm, as determined by the Accounting Firm.

(i) Delivery of Earnout Shares. As promptly as practicable after the completion of the calculations described in this Section 1.6, and the resolution of any dispute, the Buyer shall issue and deliver to the Institutional Sellers and the Management Sellers (or to such other party as may be designated by each respective Institutional Seller and Management Seller on Schedules 1.4(c) and 1.4(d) certificates representing the Earnout Shares issuable with respect to the Contingent Payment Period. A letter from the Chief Financial Officer of Buyer shall accompany each certificate, or if no Earnout Shares are issuable, such letter shall be sent alone, describing the calculations made in determining the issuable Earnout Shares.

1.7 Limitation of Stock Consideration. Notwithstanding the provisions of Sections 1.5 and 1.6, in the event the issuance of CyberGuard Common Stock under the terms of this Agreement would result in (i) the issuance of CyberGuard Common Stock with voting power equal to or in excess of 20% of the voting power outstanding immediately before the Closing Date or (ii) the issuance of a number of shares of CyberGuard Common Stock equal to or in excess of 20% of the number of shares of Common Stock outstanding immediately before the Closing Date; then, in either case, any consideration equal to or in excess of these thresholds shall be paid to the Sellers in cash, with cash being substituted for shares of CyberGuard Common Stock with reference to the Average Price.

1.8 Closing.

(a) The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Buyer, 2000 West Commercial Blvd., Suite 200, Fort Lauderdale, Florida 33309, at 10:00 a.m. local time on April 28, 2004 (the “Closing Date”), or such other time, date and place as the parties may agree in writing, provided that all conditions to the Closing have been satisfied or waived in writing.

(b) At the Closing, the Sellers shall deliver to Buyer the instruments and documents specified in Article VI hereof.

(c) At the Closing, Buyer shall deliver to each Seller the Cash Consideration in cash, cashier’s check or wire transfer of immediately available funds to be paid to each Seller as set forth on Schedule 1.4(a) hereto (and, in the case of a wire transfer to an Institutional Seller, to the bank account designated by such Institutional Seller on Schedule 1.4(a)). Certificates representing the Stock Consideration to be delivered to each Seller as set forth on Schedule 1.4(a) hereto shall be delivered to such Seller by the Buyer’s transfer agent, in the name (and, if applicable, to the account) designated by such Seller and set forth on Schedule 1.4(b), as soon as reasonably practicable following Closing. Buyer shall give its transfer agent irrevocable transfer instructions regarding the foregoing at the time of Closing. Buyer shall also deliver all instruments and documents specified in Article VI hereof.

1.9 Treatment of Options.

(a) Buyer has agreed to issue shares of CyberGuard Common Stock and cash to the employees of the Company (“Option Consideration”) listed on Schedule 1.9(a) in respect of certain unissued options to acquire shares of Company capital stock (the “Options”) held by such employees (each, an “Optionee” and, collectively, the “Optionees”). The number of shares of CyberGuard Common Stock to be issued to each Optionee and the cash to be delivered to each Optionee is set forth on Schedule 1.9(a). It is the intention of the parties that all rights relating to the Options shall be cancelled at the time of the Closing in exchange for the consideration set forth in this Section 1.9(a).

(b) Each of the Optionees shall execute a Waiver and Declaration of Consent in substantially the form attached as Exhibit B at or prior to the Closing, acknowledging (i) that the number of shares listed opposite such person’s name on Schedule 1.9(a) represents all of such Optionee’s equity interests in the Company (other than any Shares owned by such Optionee) and that the Company is not obligated to issue such Optionee any shares or equity interests other than as listed on Schedule 1.9(a), (ii) that in consideration of the receipt of the Option Consideration, the Optionee agrees to the cancellation of such putative equity right, and (iii) that upon receipt of the Option Consideration the Optionee shall release the Company, Buyer and their respective Affiliates with respect to any further liability or obligation in connection with such putative equity right.

(c) Upon execution of a Waiver and Declaration of Consent by each Optionee, at Closing Buyer shall deliver to each Optionee the Option Consideration as set forth on Schedule 1.9(a) hereto. Certificates representing the stock portion of the Option Consideration to be delivered to each Optionee shall be delivered to such Optionee by the Buyer’s transfer agent, in the name (and, if applicable, to the account) designated by such Optionee and set forth on Schedule 1.9(b), as soon as reasonably practicable following Closing. Buyer shall give its transfer agent irrevocable transfer instructions regarding the foregoing at the time of Closing.

1.10 Certain Adjustments. If at anytime following the date hereof the issued and outstanding shares of capital stock of the Company or Buyer shall be changed into a different number or class of shares by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other transaction with similar effect, then all calculations under this Agreement shall be appropriately adjusted to take into account such action or transaction.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered at or prior to the execution hereof to the Buyer (the “Schedules”), the Company hereby makes the following representations and warranties to Buyer, each of which is true and correct on the date hereof and will be true and correct on the Closing Date. For purposes of this Article II, unless otherwise stated, the “Company” shall include the Company and all of its Subsidiaries (as defined in Section 9.12 hereof).

2.1 Existence; Good Standing; Corporate Authority; Compliance With Law. The statements set forth in the Recitals to this Agreement are true and correct. The Company is a corporation duly incorporated and validly existing under the laws of the Federal Republic of Germany. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole (a “Company Material Adverse Effect”); provided, however, that a Company Material Adverse Effect shall not be deemed to include the impact of: (a) the implementation of changes in generally accepted accounting principles; and (b) actions and omissions of the Company or its Subsidiaries taken or permitted with the prior written consent of Buyer after the date hereof or as contemplated or authorized by the terms of this Agreement. The Company has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Each of the Company’s Subsidiaries is a corporation, partnership, limited liability company or other similar foreign entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in violation in any material respect of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which the Company or any of its Subsidiaries or any of their respective properties or assets is subject. The Company and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted. The copy of the Company’s articles of association previously delivered to Buyer is a true and correct copy of the Company’s articles of association as currently in force. No applications have been filed to the commercial register to amend such articles of association (other than an amendment to change the Company’s fiscal year), in particular no applications for the registration of an increase of the nominal share capital of the Company as resolved by the shareholders meeting of the Company on June 2, 2003 and December 19, 2003. The Company has not issued up to the date of this Agreement, and will not issue until the Closing Date, any shares in the Company under the contingent capital (bedingtes Kapital) registered with the commercial register and amounting to Euro 7,500.

2.2 Capitalization of the Company. Each of the Shares of the Company is validly issued, fully paid and non-assessable. The Shares constitute 100% of the issued capital stock of the Company. Except for the New Shares and the Options, there are no outstanding rights, options, warrants, convertible or exchangeable securities or other agreements of any kind entitling any person or entity to acquire from the Company any shares of capital stock of the Company or any securities convertible into or exchangeable for shares of such capital stock. Except for the New Shares and the Options, no person or entity has any claim or right to any equity interest in the Company. None of the Shares are represented by a certificate or any other instrument.

2.3 Approval of Agreement; No Violation. The Company has full power and authority to enter into this Agreement and to perform its obligations hereunder. Neither the sale, transfer, assignment and delivery of the Shares by the Sellers to Buyer as contemplated by this

Agreement, the execution and delivery by the Company of this Agreement nor the performance by the Company of its obligations hereunder does or will (i) conflict with or result in any violation of, or constitute a breach of any provision of the articles of association of the Company, (ii) conflict with or result in any violation of, or constitute a breach of any provision, except as set forth in any of the Schedules hereto, of any of the franchises, licenses, rights of way, permits, or certifications, of the Company or any indenture, evidence of indebtedness or other agreement to which the Company is a party or by which the Company is bound, (iii) result in the creation of any lien or other encumbrance upon any of the assets of the Company or the Shares, (iv) violate any judgment, order, injunction, decree or award of any court, administrative agency or governmental body against or binding upon the Company, (v) constitute a violation by the Company of any applicable law, statute, ordinance, rule or regulation or (vi) other than the applicable federal, state and local regulatory filings (collectively, the “Regulatory Filings”), require any material consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority.

2.4 Subsidiaries. The Company owns directly or indirectly each of the outstanding shares of capital stock or share capital of each of the Company’s Subsidiaries. Each of the outstanding shares of capital stock of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which are not material. The following information for each Subsidiary of the Company has been previously provided to Buyer, if applicable: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; and (iii) the number of issued and outstanding shares of capital stock or share capital.

2.5 Other Interests. Except for interests in the Company Subsidiaries, neither the Company nor any Company Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investments in short-term investment securities and corporate partnering, development, cooperative marketing and similar undertakings and arrangements entered into in the ordinary course of business).

2.6 Financial Statements. Schedule 2.6 contains true and complete copies of the following financial statements of the Company and any Subsidiary: (i) unaudited balance sheet as of February 29, 2004 and (ii) audited balance sheets, profit and loss statements and cash flows statements as of and for the financial years of the Company ended December 31, 2003 and 2002 (the “Financial Statements”). The Financial Statements have been prepared in accordance with applicable statutory provisions and generally accepted accounting and valuation principles (Grundsätze ordnungsgemäßer Buchführung – GOB) (“Applicable GAAP”) using accounting practices, including capitalization rights (Aktivierungswahlrechte) and valuation principles (Bewertungsgrundsätze), consistent with past accounting practices of the Company and any Subsidiary. The unaudited balance sheet of the Company as of February 29, 2004 has been prepared as if it was a normal year end balance sheet (except that it does not have the necessary footnote disclosures and it subject to normal year end adjustments which would not be material in amount or effect). Each of the Financial Statements of the Company and its Subsidiaries (together with the related notes and schedules) presents a true and fair view of the net worth as well as of the assets and liabilities (Vermögenslage), the financial condition (Finanzlage) and earnings position (Ertragslage) of the Company, in each case as of the date of and for the period referred to in the Financial Statements.

2.7 Litigation. There are no actions, suits or proceedings pending against the Company or the Company Subsidiaries, or, to the knowledge of the Company, threatened against the Company or the Company Subsidiaries, at law or in equity, or before or by any federal, state or foreign court, commission, board, bureau, agency or instrumentality. As used in this Agreement, the phrase “to the knowledge of the Company” (and any similar construction of the phrase, e.g., “known to the Company”) shall be deemed to refer to the actual knowledge of each of Horst Joepen, Christian Matzen and all members of the Supervisory Board and Management Board of the Company and shall include any information provided to the Company in writing.

2.8 Absence of Certain Changes. Since February 29, 2004, the Company has conducted its business only in the ordinary course of such business, and there has not been (i) any Company Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock; (iii) any direct or indirect redemption, purchase or other acquisition of any shares of its capital stock or capital stock of any of its Subsidiaries, or any commitment for any such action, or any other payments to the shareholders of the Company; (iv) any issuance of shares, or commitment to issue shares, in the Company, except for the Options and the New Shares; (v) any material change in its accounting principles, practices or methods; (vi) any bonus payments, any increase in any compensation or new or amended employment agreement with any of its present or future officers or members of the Supervisory Board or Management Board; (vii) any sale, lease or other disposition of any of its assets (including capital stock of Subsidiaries) which are material, individually or in the aggregate, except in the ordinary course of business; or (viii) any payment by the Company with respect to transaction expenses related to the transactions contemplated by this Agreement.

2.9 No Undisclosed Liabilities. Except as and to the extent set forth on the balance sheet of the Company and the Company Subsidiaries as of February 29, 2004, neither the Company nor any of its Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the Company or a Company Subsidiary, prepared in accordance with German GAAP consistently applied, except liabilities arising in the ordinary course of business since such date and liabilities disclosed in the Schedules hereto, none of which liabilities or obligations will, or would be reasonably likely to, have a Company Material Adverse Effect.

2.10 Taxes. The Company and each of its Subsidiaries have timely filed all federal, state and foreign tax and social security declarations, returns and reports required to be filed by any of them prior to the date of this Agreement (including, without limitation, corporate income tax, trade tax, wage withholding tax and VAT returns), and all such declarations, returns and reports are complete in all material respects. Any and all taxes and social charges (including, without limitation, wage withholding tax and social charges on remuneration in kind paid to any of the employees of the Company and each of the Subsidiaries), public impositions and levies (including, without limitation, custom taxes and duties), for which the Company or each of the Subsidiaries is or may become liable and which relate to any time period prior to February 29, 2004 have either completely been paid prior to that date or are sufficiently accrued for and reflected in the Financial Statements. There have not been and will not be up to the Closing Date any hidden distribution of profits (keine verdeckten Gewinnausschüttungen) to any of the Sellers or any other former or current shareholders of the Company.

2.11 Contracts and Other Obligations. Each of the agreements, contracts, commitments and other obligations of the Company listed on the Schedules to this Agreement (“Contracts”) is a valid and binding obligation of the Company in accordance with its terms and is in full force and effect and none of the Company or, to the knowledge of the Company, any other party thereto is in default with respect to any term or condition thereof, nor, to the knowledge of the Company, has any event occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto or would give any party thereto an affirmative defense against the Company. Except as specifically set forth on Schedule 2.11 hereto, no termination or other penalty will result under, and no consent is required under, any Contract for the consummation of the sale of the Shares to Buyer pursuant to this Agreement. The Company has delivered or otherwise made available to Buyer true, correct and complete copies of the instruments, agreements or other documents creating or evidencing each of the Contracts.

2.12 Contracts and Commitments. Except as set forth in Schedule 2.12 hereto and any other Schedule delivered by the Company pursuant hereto, there is not in effect on the date hereof:

(a) any single Contract or purchase order providing for an expenditure by the Company in excess of $25,000, Contracts or purchase orders with the same or affiliated vendor(s) providing for an expenditure by the Company in excess of $25,000, or Contracts or purchase offers in the aggregate providing for expenditures by the Company in excess of $25,000 for the purchase of any real property, machinery, equipment or other items which are in the nature of capital investment or for the purchase of materials, supplies, component parts or any other items or services;

(b) any Contract, bid or offer to which the Company is a party or by which the Company is bound to provide services to third parties which (1) the Company knows or has reason to believe is at a price which would result in a net loss on the providing of such services, (2) which is pursuant to terms or conditions that the Company cannot reasonably expect to satisfy or fulfill in their entirety, or (3) which involves potential monthly revenues of more than $25,000 or which, together with all other contracts, bids or offers to or with the same party or any affiliated parties, involves potential monthly revenues of more than $25,000;

(c) any purchase commitment by the Company for materials, supplies, component parts or other items or services in excess of the normal, ordinary, usual and current requirements of its business or at a price materially in excess of the current reasonable market price;

(d) any revocable or irrevocable power of attorney granted by the Company to any person, firm or corporation for any purpose whatsoever;

(e) any loan agreement, indenture, promissory note, conditional sales agreement or other similar type of agreement to which the Company is a party or by which the Company is bound;

(f) any arrangement or other agreement to which the Company is a party, or by which the Company is bound which involves (1) a sharing of profits, or (2) any joint venture or similar contract or arrangement to which it is a party;

(g) any sales agency, sales representation, distributorship or franchise agreement, oral or written, to which the Company is a party or by which the Company or its business is bound;

(h) any contract containing covenants limiting the freedom of the Company to compete in any line of business or with any person or in any area;

(i) any contract requiring the Company to keep confidential any information disclosed to it by any other party;

(j) any contract relating to the lease by the Company of real estate;

(k) any material contract or commitment to which the Company is a party which is or was not made in the ordinary course of its business; or

(l) any other material contract or commitment to which the Company is a party which is not cancelable without penalty on 30 days notice or less and which is not specifically described on any other Schedule hereto.

2.13 Employee Benefit Plans. All pension plans, employee benefit plans and other benefit arrangements or commitments, whether of an individual or collective nature (and including commitments based on works custom – betriebliche Übung), regarding pensions and employee benefits (such as anniversary, holiday or jubilee payments, bonus, profit participation or other variable remuneration elements) as well as stock option, stock appreciation rights or similar rights and covering any employees of the Company or the Company Subsidiaries (the “Company Benefit Plans”) are listed on Schedule 2.13 hereto or in a letter separately delivered by the Company to Buyer on the date hereof which specifically makes reference to this Section 2.13. True and complete copies of the Company Benefit Plans have been made available to Buyer. To the knowledge of the Company, there are no pending or anticipated claims against or otherwise involving any of the Company Benefit Plans and no suit, action or other litigation has been brought against or with respect to any such Company Benefit Plan. All material contributions required to be made as of the date hereof to the Company Benefit Plans have been made or provided for. Except as required by law, the Company does not maintain or contribute to any plan or arrangement which provides or has any liability to provide life insurance or medical benefits to any employee or former employee upon his retirement or termination of employment other than as required by applicable law, and the Company has never represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided other than as required by applicable law. Except as set forth on Schedule 2.13, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any pension or benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee.

2.14 Employees. All persons employed by the Company or any Subsidiary of the Company on the date hereof (collectively the “Employees”) are correctly listed (including for each employee the department, function/position, start of employment, fixed monthly gross salary and other material remuneration entitlements, termination period and payment entitlements in case of termination (to the extent individually agreed with the relevant employee)) in a letter separately delivered by the Company to Buyer on the date hereof which specifically makes reference to this Section 2.14. The Company and any Subsidiary of the Company has at all times timely made all filings required to be made and have taken all actions required to be taken under any social security, welfare and labor laws and regulations applicable with respect to the Employees. All salaries and other remunerations relating to the time period up to and including February 29, 2004 have been paid prior to that date or are sufficiently accrued for in the Financial Statements. The Company and the Subsidiaries did not at any time employ any de-facto employees (Scheinselbständige).

2.15 Labor Matters. There does not exist a works council (Betriebsrat) at any of the offices of the Company or any Subsidiary of the Company. Neither the Company nor any of its Subsidiaries is a party to, or bound by, any works agreement, collective bargaining agreement, contract or other agreement or understanding with a works council, labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries relating to their business. To the knowledge of the Company, there are no organizational efforts with respect to the formation of a works council or other collective bargaining unit presently being made or threatened involving employees of the Company or any of its Subsidiaries.

2.16 Overtime, Back Wages, Vacation and Minimum Wages. Except as set forth on Schedule 2.16 hereto, no present or former employee of the Company has any claim against the Company (whether under U.S., federal, state or local law, foreign law, any employment agreement, or otherwise) on account of or for (a) overtime pay, other than overtime pay for the current payroll period, (b) wages or salary (excluding current bonus accruals and amounts accruing under pension and profit-sharing plans) for any period other than the current payroll period, (c) vacation, time off or pay in lieu of vacation or time off, other than that earned in respect of the current fiscal year, or (d) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work.

2.17 Necessary Property. The tangible and intangible property owned, licensed or leased by the Company and set forth on the schedules hereto constitute all of the property and property rights owned, licensed or leased by the Company and all of the property and property rights which in any way relate to or are used in or necessary for the conduct of the businesses of the Company in the manner and to the extent presently conducted.

2.18 No Brokers. The Company has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company or Buyer to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. The Company is not aware of any claim for payment by the Company of any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

2.19 Intellectual Property.

(a) For the purposes of this Agreement, “Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith: (1) United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisional patents, continuations and continuations-in-part thereof; (2) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (3) all copyrights (whether registered or unregistered), mask work rights, copyright registrations and applications therefor throughout the world; (4) all industrial designs and any registrations and applications therefor throughout the world; (5) all trade names, logos, trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (6) all databases and data collections and all rights therein throughout the world; (7) all web pages, web sites, domain names and URLs; (8) all software and other computer code, including source code and object code and any programmer’s notes relating thereto; and (9) any similar, corresponding or equivalent rights to any of the foregoing.

(b) Schedule 2.19(b) sets forth a list of all material Intellectual Property (other than trade secrets, proprietary information, know-how and other Intellectual Property not readily reducible to schedule form) owned by the Company or its Subsidiaries (the “Company Intellectual Property Assets”). Except as set forth on Schedule 2.19(b), the Company or its Subsidiaries own all right, title and interest in and to the Company Intellectual Property Assets free and clear of any encumbrances and have the sole and exclusive right to use all such Company Intellectual Property Assets.

(c) The Company or its Subsidiaries own, or have a valid license pursuant to a contract listed on Schedule 2.19(c) for, all computer software used by them, except for generally available off-the-shelf software products that do not require customization or third party implementation assistance (e.g. Microsoft Word, Adobe Acrobat, etc.), for which the Company has a valid license but which is not listed on Schedule 2.19(c). Each such license is valid and in full force and effect.

(d) Except as set forth on Schedule 2.19(d) or Schedule 2.20(a), neither the Company nor any of its Subsidiaries are parties to any material license, sublicense or agreement relating to the use by any third party of any Company Intellectual Property Assets which is now in effect.

(e) To the knowledge of the Company, the Company Intellectual Property Assets do not infringe, and are not based on a misappropriation of, any Intellectual Property of any other person. Except as set forth on Schedule 2.19(e), no action or proceeding is pending or, to the knowledge of the Company threatened, to the effect that the operations of the Company or its Subsidiaries infringes upon, misappropriates or conflicts with any Intellectual Property right owned or held by any third party.

(f) To the knowledge of the Company, no third party is infringing upon any of the Company Intellectual Property Assets.

(g) Either the Company or its Subsidiaries have secured valid written assignments or other adequate commitments or undertakings from all consultants and employees who have contributed to the creation or development of any Company Intellectual Property Assets. Each of the Company and its Subsidiaries has taken commercially reasonable measures to maintain and protect each material item of Intellectual Property that it owns or uses.

(h) The Company and its Subsidiaries have followed reasonable commercial practices to protect and preserve the confidentiality of non-public Company Intellectual Property Assets. To the knowledge of the Company, no third party (including any present or former employee or consultant of the Company or its Subsidiaries) is in violation of any written agreement with the Company or any of its Subsidiaries relating to confidentiality.

(i) The Company Intellectual Property Assets are sufficient for the operation of the business of the Company and its Subsidiaries as currently conducted.

2.20 Software

(a) The Company has the irrevocable, exclusive and transferable right in and to the software listed in Schedule 2.20(a) hereto in its object code and the source code version and in all data belonging to the software including all written or machine readable documentation, instruction manual, data plans, data bases, works of data bases, program- and data structure, screen commands, structure of data progression and all work resulting to be produced within the scope of the use of the software (collectively hereinafter referred to as “Software”), to use the same for all purposes connected with the business purposes of the Company and the Subsidiaries in any way and form and without temporal or geographic limitation.

(b) Without limiting the generality of the foregoing the Company has the right to copy the Software using all known storage media and in particular, DVD and CD-ROM, to publish and to distribute the Software under any name and to adapt it, to create derivative works of the Software, to translate the Software and to publish these adaptations, derivative works and/or translations of the Software, to transmit, to broadcast and to make the Software available also in an interactive way and in any form of network and to rent the Software to third parties. In addition, the Company is the manufacturer of all databases connected to the Software within the meaning of Section 87a German Copyright Act (Urheberrechtsgesetz) and the Company has the right to reproduce, distribute and to communicate to the public any database contained in the Software or qualitatively or quantitatively substantial part thereof as well as all rights deemed equivalent to the aforementioned rights.

(c) The Company is entitled to grant sublicenses in all of the above mentioned rights and is not restricted in any manner in disposing of the rights in and to the Software.

(d) The Company is entitled to the undisturbed use of the Software and is, in particular and without limitation hereto, entitled to exercise for the relevant author the right of dissemination, the right of recognition of authorship, the right to decide whether the work should bear the authors designation, the right to prevent distortions of the work, the right of access to copies of the work and the revocation rights in the Software.

(e) To the knowledge of the Company, the Software and the use of it in the business of the Company and the Subsidiaries do not infringe any copyrights or other rights of third parties. This warranty shall comprise all parts of the Software.

(f) The Company has paid to the authors who have participated in the creation of the Software a compensation which corresponds to a customary and reasonable compensation within the industry at the time of creation of the Software and taking into account all circumstances with regard to the kind and scope of the economic exploitation possibilities granted.

(g) No judicial or extra-judicial proceedings have been commenced or threatened in respect of any copyright or other intellectual property rights or any other rights connected with the Software.

(h) To the knowledge of the Company, the Software is complete and that it functions in accordance with the written and the graphic documentation contained in the relevant documentation and that it will in particular comply with the functional description in the applicable product documentation.

(i) The source code of the Software has never been deposited with any third party or any customer of the Company or any Subsidiary and no third party or customer of the Company or any Subsidiary have asked for the delivery of the source code.

2.21 Environmental Matters.

(a) There is no investigation, inquiry and other proceeding now pending or, to the knowledge of the Company, threatened by any U.S. federal, state or local governmental entity or any foreign governmental entity with respect to the properties, assets or businesses of the Company in connection with the actual or alleged failure to comply with any requirement of any law, regulation or ordinance relating to air or water quality, waste management, hazardous or toxic substances, or the protection of health or the environment.

(b) There is no waste disposal, treatment or storage site used by the Company.

(c) The Company has not engaged any person, firm, corporation or other entity to handle, transport or dispose of waste materials for the Company.

(d) The Company has maintained all documents and records and made all filings required by, and has otherwise fully complied with, all applicable laws, regulations and ordinances relating to air or water quality, waste management, hazardous or toxic substances, and the protection of health or the environment. To the knowledge of the Company, none of the properties leased by the Company or otherwise used in connection with their respective businesses is contaminated with any hazardous waste or substance.

2.22 Title to Assets. The Financial Statements reflect all of the material assets of the Company and its Subsidiaries relating to its business as of the date thereof that are required to be set forth thereon by Applicable GAAP (the “Assets”). The Company has good and marketable title to all of the Assets free and clear of all claims, assessments, security interests, liens, restrictions and encumbrances. No person other than the Company owns or leases (as lessee) any of the Assets.

2.23 Quality and Condition of Assets. All equipment and other material items of tangible property and assets included in the Assets are free from material defects and in good operating condition and repair, reasonable wear and tear excepted, and are usable in the regular and ordinary course of business, and to the knowledge of the Company, conform in all material respects to all applicable laws, ordinances, codes, rules and regulations relating to their use and operation by the Company.

2.24 Indebtedness to and from Officers and Others. Except as set forth on Schedule 2.24, the Company is not indebted to any of its stockholders, officers, members of its Supervisory Board or Management Board, employees or agents except for amounts due as normal salaries, wages and bonuses and in reimbursement of ordinary expenses on a current basis and no stockholder, officer, member of its Supervisory Board or Management Board, employee or agent of the Company is indebted to it except for advancements for ordinary business expenses in a nominal amount.

2.25 Inventory. The Company and its Subsidiaries own no inventory required to be reflected on a balance sheet under Applicable GAAP.

2.26 Real Property. The Company and its Subsidiaries own no real property. Schedule 2.26 sets forth a complete and accurate list of all real property leased by the Company (the “Real Property”). The Company has good and valid title to the leasehold estates in the Real Property, free and clear of all mortgages, liens, security interest, pledges, leases, subleases, encumbrances, charges, assignments, claims of other restrictions (other than the lessor’s interest).

2.27 Accounts Receivable. The accounts receivable of the Company reflected on the Company’s unaudited balance sheet dated February 29, 2004 and all accounts receivable arising since such date, arose from bona fide transactions in the ordinary course of business and adequate provisions have been made for those accounts receivable which are not current (according to Applicable GAAP) and are fully collectible, less the allowance for doubtful accounts reflected therein and assuming the use of collection efforts consistent with the Company’s past practice. The accounts receivable are valid and, to the knowledge of the Company, subject to no counterclaims or setoffs. The Company has no knowledge of any facts that would be reasonably likely to render uncollectible any such accounts receivable not written off prior to February 29, 2004 or reserved against on the Company’s February 29, 2004 unaudited balance sheet.

2.28 Insurance. The Assets and the conduct of the business of the Company is adequately insured (in the manner and to the extent customary for corporations engaged in the same or similar business in Germany) by insurers reasonably believed by the Company to be financially sound and reputable insurers, all of which are unaffiliated with the Company. The relevant insurance policies are set forth on Schedule 2.28 hereto. Such policies will not terminate or lapse by reason of the transactions contemplated by this Agreement.

2.29 Permits, Authorizations, Etc. The Company has all material approvals, authorizations, consents, licenses, orders and other permits of all governmental agencies and authorities, whether federal, state, local or foreign, required to permit the operation of the business of the Company as presently conducted, all of which are valid and in good standing with the issuing agencies and not subject to any proceedings for suspension, modification or revocation.

2.30 Books and Records. The books and records of the Company have been maintained in accordance with good business practices and fairly present, in all material respects, the basis for the financial position and results of operations of the Company set forth in the financial statements provided to Buyer.

2.31 Customers. The Company currently maintains good working relationships with all of the customers and suppliers of its business, and no current customer or supplier of the Company’s business has given the Company notice terminating, canceling or threatening to terminate or cancel any commitments, contracts or arrangements with the Company or its Subsidiaries.

2.32 Regulatory Compliance. The Company and its Subsidiaries are in compliance in all material respects with all applicable statutes, rules, regulations, and requirements of the Government Entities having jurisdiction over the Company and its Subsidiaries, and the operations of its business. As used herein, “Government Entity” means any government or any agency, bureau, board, directorate, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state, local or foreign. The Company has timely filed all material reports, data, and other information required to be filed with the Government Entities.

2.33 Full Disclosure. This Agreement and all exhibits, schedules and all agreements and instruments required to be delivered at Closing pursuant to Article VI hereof do not and will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made and to be made not misleading. To the knowledge of the Company, all other information furnished or to be furnished to Buyer and its representatives pursuant to or in connection with this Agreement does not and will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made and to be made not misleading. Copies of all documents referred to in the schedules hereto have been delivered or made available to Buyer and its representatives and are true, correct and complete in all material respects.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller, as to itself and only as to itself, but not as to any other Seller, hereby makes the following representations and warranties to the Buyer, each of which is true and correct on the date hereof and will be true and correct on the Closing Date:

3.1 Ownership of Shares. Such Seller (i) is the legal and beneficial owner of such number of Shares as is set forth opposite such Seller’s name on Schedule 1.4(a) hereto and (ii) has full legal right and capacity to sell, assign, transfer and deliver such Shares to Buyer as contemplated hereby, and has, and the transfer of such Shares to Buyer will convey to Buyer, valid title to such Shares free and clear of any claim, lien, pledge, charge, option, security interest or other encumbrance, or any legal, contractual or other limitation or restriction including, without limitation, any restriction on transfer or the right to vote. Except for the Shares, the New Shares and the Options, such Seller does not have any claim or right to any equity interest in the Company.

3.2 Approval of Agreement; No Violation. Such Seller has full power and authority to enter into this Agreement and to perform such Seller’s obligations hereunder. Neither the sale, transfer, assignment and delivery of the Shares by such Seller to Buyer as contemplated by this Agreement, the execution and delivery by such Seller of this Agreement nor the performance by such Seller of its obligations hereunder does or will (i) conflict with or result in any violation of, or constitute a breach of any provision of the articles of association of the Company, (ii) conflict with or result in any violation of, or constitute a breach of any provision of any indenture, evidence of indebtedness or other agreement to which such Seller is a party or by which such Seller is bound, (iii) result in the creation of any lien or other encumbrance upon such Seller’s Shares, (iv) violate any judgment, order, injunction, decree or award of any court, administrative agency or governmental body against or binding upon such Seller, (v) constitute a violation by such Seller of any applicable law, statute, ordinance, rule or regulation or (vi) require any material consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority.

3.3 No Brokers. Except for the engagement of Cipio Partners, such Seller has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company or Buyer to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. Except as in connection with the engagement with Cipio Partners, such Seller is not aware of any claim for payment of any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

3.4 Knowledge. Each Seller hereby represents that they have reviewed and understand the representations and warranties of the Company contained in Article II of this Agreement. Each Seller hereby represents and warrants that such Seller has no knowledge of any fact or event that, if known by the Company, would require disclosure under the terms of the individual representations and warranties contained in Article II.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby makes the following representations and warranties to the Sellers, each of which is true and correct on the date hereof and will be true and correct on the Closing Date:

4.1 Existence; Good Standing; Corporate Authority; Compliance With Law. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Buyer is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a material adverse effect on the business, results of operations or financial condition of Buyer and its Subsidiaries taken as a whole (a “Buyer Material Adverse Effect”); provided, however, that a Buyer Material Adverse Effect shall not be deemed to include the impact of: (a) the implementation of changes in generally accepted accounting principles; and (b) actions and omissions of Buyer or its Subsidiaries taken or permitted with the prior written consent of Sellers after the date hereof or as contemplated or authorized by the terms of this Agreement. Buyer has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Each of Buyer’s Subsidiaries is a corporation, partnership, limited liability company or other similar foreign entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a Buyer Material Adverse Effect. Neither Buyer nor any Buyer Subsidiary is in violation in any material respect of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Buyer or any of its Subsidiaries or any of their respective properties or assets is subject. Buyer and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted. The copies of Buyer’s Articles of Incorporation and Bylaws previously delivered to the Company and the Sellers are true and correct.

4.2 Authorization, Validity and Effect of Agreements. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby and to perform its obligations hereunder and thereunder. The consummation by Buyer of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of Buyer, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

4.3 Capitalization. The authorized capital stock of Buyer consists of 50,000,000 shares of Common Stock, $0.01 par value (“CyberGuard Common Stock”), and 5,000,000 shares of Preferred Stock, $0.01 par value (“CyberGuard Preferred Stock”). As of the date of this Agreement, there were 25,472,352 shares of CyberGuard Common Stock and no shares of CyberGuard Preferred Stock, issued and outstanding. As of the date of this Agreement, there were 12,400,000 shares of CyberGuard Common Stock reserved for issuance under any stock option or bonus plan of CyberGuard (“Buyer Option Plans”) and there were issued and outstanding options to acquire a total of 3,844,407 shares of CyberGuard Common Stock under such Buyer Option Plans. Since such date, no additional shares of capital stock of Buyer have been issued except pursuant to Buyer’s 401K plan and the exercise of options outstanding under the Buyer Stock Option Plans. Buyer has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Buyer on any matter. All issued and outstanding shares of CyberGuard Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Following execution of the Registration Rights Agreement by the Sellers, only those shareholders of Buyer (or persons or entities with a right to acquire CyberGuard Common Stock) set forth on Schedule 4.3 will have registration rights that are senior to, or on a pari passu basis with, the contemplated registration rights of the Sellers, which Schedule 4.3 sets forth the Company’s best estimate after reasonable investigation of the maximum number of shares of CyberGuard Common Stock (or shares of CyberGuard Common Stock subject to a right to acquire) subject to such registration rights for each such person or entity.

4.4 Subsidiaries. Buyer owns directly or indirectly all of the outstanding shares of capital stock of each of Buyer’s Subsidiaries. Each of the outstanding shares of capital stock of each of Buyer’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Buyer free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which are not material. The name and jurisdiction of incorporation of each Subsidiary of Buyer has been previously provided to Sellers.

4.5 Other Interests. Except for interests in the Buyer’s Subsidiaries, neither Buyer nor any Buyer Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investments in short-term investment securities and corporate partnering, development, cooperative marketing and similar undertakings and arrangements entered into in the ordinary course of business).

4.6 No Violation. Neither the execution and delivery by Buyer of this Agreement, nor the consummation by Buyer of the transactions contemplated hereby in accordance with the terms hereof, will (i) conflict with or result in any violation of, or constitute a breach of any provision of the Articles of Incorporation or Bylaws of the Buyer, (ii) conflict with or result in any violation of, or constitute a breach of any provision, except as set forth in any of the Schedules hereto, of any of the franchises, licenses, rights of way, permits, or certifications, of the Buyer or any indenture, evidence of indebtedness or other agreement to which the Buyer is a party or by which the Buyer is bound, (iii) result in the creation of any lien or other encumbrance upon any of the assets of the Buyer, (iv) violate any judgment, order, injunction, decree or award of any court, administrative agency or governmental body against or binding upon Buyer, (v) constitute a violation by any of the Buyer of any applicable law, statute, ordinance, rule or regulation, or (vi) other than the Regulatory Filings, require any material consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority.

4.7 SEC Documents. Buyer has delivered to Sellers each registration statement, report, proxy statement or information statement prepared and filed with the Securities and Exchange Commission by it since June 30, 2003, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the “Buyer Reports”). As of their respective dates, the Buyer Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended

(the “Exchange Act”), and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Buyer Reports (including the related notes and schedules) fairly presents, in all material respects, the consolidated financial position of Buyer and its Subsidiaries as of its date, and each of the consolidated statements of income, retained earnings and cash flows included in or incorporated by reference into the Buyer Reports (together with the related notes and schedules) fairly presents, in all material respects, the results of operations, retained earnings or cash flows, as the case may be, of Buyer and its Subsidiaries for the periods set forth therein (subject to the lack of footnote disclosure and normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with United States generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Except as and to the extent set forth in the consolidated balance sheet of Buyer and its Subsidiaries at December 31, 2003, including all notes thereto, or as set forth in the Buyer Reports, neither Buyer nor any of its Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of Buyer or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except liabilities arising in the ordinary course of business since such date.

4.8 No Brokers. Buyer has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligations of Buyer to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. Buyer is not aware of any claim for payment of any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

4.9 Full Disclosure. This Agreement and all exhibits, schedules and all agreements and instruments required to be delivered at Closing pursuant to Article VI hereof do not and will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made and to be made not misleading. To the knowledge of Buyer, all other information furnished or to be furnished to the Company and the Sellers and their respective representatives pursuant to or in connection with this Agreement does not and will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made and to be made not misleading. Copies of all documents referred to in the schedules hereto have been delivered or made available to the Company and the Sellers and their respective representatives and are true, correct and complete in all material respects.

4.10 Litigation. There are no actions, suits or proceedings pending against Buyer or the Buyer’s Subsidiaries or, to the actual knowledge of the executive officers of Buyer, threatened against Buyer or the Buyer’s Subsidiaries, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that are reasonably likely to have a Buyer Material Adverse Effect.

4.11 Absence of Certain Changes. Since June 30, 2003, Buyer has conducted its business only in the ordinary course of such business, and there has not been (i) any Buyer

Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock; or (iii) any material change in its accounting principles, practices or methods.

4.12 Taxes. Buyer and each of its Subsidiaries (i) have timely filed all material federal, state and foreign tax returns required to be filed by any of them for tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request shall have been granted and not expired, and all such returns are complete in all material respects, (ii) have paid or accrued all taxes shown to be due and payable on such returns, (iii) have properly accrued all such taxes for such periods subsequent to the periods covered by such returns, and (iv) have “open” years for federal income tax returns only as set forth on Schedule 4.12 hereof.

4.13 Employee Benefit Plans. All employee benefit plans and other benefit arrangements covering employees of CyberGuard and the CyberGuard Subsidiaries (the “CyberGuard Benefit Plans”) are as listed on Schedule 4.13, except CyberGuard Benefit Plans which are not material. True and complete copies of the CyberGuard Benefit Plans have been made available to the Company. To the extent applicable, the CyberGuard Benefit Plans comply, in all material respects, with the requirements of ERISA and the United States Internal Revenue Code of 1986, as amended (the “Code”), and any CyberGuard Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified. No CyberGuard Benefit Plan is covered by Title IV of ERISA or Section 412 of the Code. No CyberGuard Benefit Plan nor CyberGuard has incurred any liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA. Each CyberGuard Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with ERISA and the Code to the extent applicable thereto. As of the date of this Agreement, to the actual knowledge of the executive officers of CyberGuard, there are no pending or anticipated claims against or otherwise involving any of the CyberGuard Benefit Plans, and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of CyberGuard Benefit Plan activities) has been brought against or with respect to any such CyberGuard Benefit Plan. All material contributions required to be made as of the date hereof to the CyberGuard Benefit Plans have been made or provided for. Neither CyberGuard nor any entity under “common control” with CyberGuard within the meaning of ERISA Section 4001 has contributed to, or been required to contribute to, any “multi-employer plan” (as defined in Sections 3(37) and 4001(a)(3) of ERISA) during the past six (6) years. Except as required by law, CyberGuard does not maintain or contribute to any plan or arrangement which provides or has any liability to provide life insurance or medical benefits to any employee or former employee upon his retirement or termination of employment other than as required by ERISA, the Code or applicable state law, and CyberGuard has never represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided other than as required by ERISA, the Code or applicable state law. The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee.

4.14 Labor Matters. Neither CyberGuard nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the actual knowledge of the executive officers of CyberGuard, threatened against CyberGuard or its Subsidiaries relating to their business. To the actual knowledge of the executive officers of CyberGuard, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of CyberGuard or any of its Subsidiaries.

4.15 CyberGuard Common Stock. The issuance and delivery by CyberGuard of all shares of CyberGuard Common Stock to be issued in connection with this Agreement have been duly and validly authorized by all necessary corporate action on the part of CyberGuard and no shareholder approval is required in connection therewith. The shares of CyberGuard Common Stock to be issued in connection with this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, and issued without violation of any preemptive right of any other person or entity. CyberGuard has more than 300 shareholders of record.

4.16 Intellectual Property. Buyer or one of its Subsidiaries owns and has good title to, or has license sufficient for the conduct of its business as currently conducted, each material item of Intellectual Property used in connection with the conduct of its business as currently conducted, free and clear of any lien or encumbrance, other than licenses and related restrictions. Buyer and each of its Subsidiaries have taken reasonable measures and precautions necessary to protect, preserve and maintain the confidentiality and secrecy of all trade secrets and other confidential information used in the business of Buyer and such Subsidiaries and otherwise to maintain and protect the value of Buyer’s Intellectual Property. Buyer and its Subsidiaries have the right to grant the licenses they grant in the ordinary course of their business. Neither the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by Buyer or any of its Subsidiaries (i) violates in any material respect any patents or other intellectual property rights of any other party or (ii) to the knowledge of Buyer, infringes in any material respect any patents or other intellectual property rights of any other party. There is no pending or, to the knowledge of Buyer, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Buyer Intellectual Property, or asserting that any Buyer Intellectual Property or the proposed use, sale, license or disposition thereof, or the manufacture, use or sale of any Buyer products or services, conflicts or will conflict with the rights of any other party.

ARTICLE V

COVENANTS

5.1 Operation of the Business. The Company covenants and agrees that, from and after the date of this Agreement and until the Closing Date, the Company will conduct the business of the Company subject to the following provisions and limitations. Except as set forth in the Schedules hereto or as contemplated by any other provision of this Agreement, unless Buyer has consented in writing thereto, the Company:

(a) Shall, and shall cause each of its Subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

(b) Shall use its reasonable efforts, and shall cause each of its Subsidiaries to use its reasonable efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

(c) Shall not amend its articles of association (other than to change its fiscal year as directed by Buyer);

(d) Shall promptly notify Buyer of any material emergency or other material change in its condition (financial or otherwise), business or results of operations, any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation or warranty contained herein;

(e) Shall not (1) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof, (2) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock, (3) increase any compensation or enter into or amend any employment agreement with any of its present or future officers or directors, except for normal increases consistent with past practice, or (4) adopt any new Company benefit plan or amend any existing Company benefit plan in any material respect, except for changes which are less favorable to participants in such plans;

(f) Shall not (1) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or (2) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action; and

(g) Shall not, and shall not permit any of its Subsidiaries to sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) which are material, individually or in the aggregate, except in the ordinary course of business.

Each Seller covenants and agrees that it will not take any action to cause the Company to breach any of its agreements in this Section 5.1.

5.2 Insurance and Maintenance of Property. The Company will ensure that all of the property owned or leased by the Company to be insured against all ordinary and insurable risks (as determined in reference to similarly situated companies in Germany) pursuant to the policies listed on Schedule 2.28 hereto or replacement policies (except in respect of any leased property where the terms of the lease do not impose on lessee the obligation to maintain insurance and where the loss of such property would not materially adversely affect the conduct of its business)

and the Company will operate, maintain and repair all of their properties in a careful, prudent and efficient manner.

5.3 Full Access. To the extent permitted by the German Stock Corporation Act (Aktiengesetz), representatives of Buyer shall have full access at all reasonable times and upon reasonable notice to all premises, properties, books, records, contracts, tax records and documents of the Company and the Company will furnish to Buyer any information with respect thereto as Buyer may from time to time reasonably request. Such examination and investigation by Buyer shall not affect the warranties and representations of the Company contained in this Agreement.

5.4 Books, Records and Financial Statements. The Company will maintain its books and financial records in accordance with Applicable GAAP consistently applied, and on a basis consistent with its past practices. Said books and financial records shall fairly and accurately reflect the operations of the business of the Company.

5.5 Filings; Other Action. Subject to the terms and conditions herein provided, the Company and Buyer shall: (a) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Closing Date and which consents, approvals, permits or authorizations are required to be obtained prior to the Closing Date from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (b) use all reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Closing Date, any further action is reasonably necessary or desirable to carry out the purpose of this Agreement, the Buyer and the Sellers Representatives (to the extent reasonably practicable) shall take all such necessary action.

5.6 Third Party Offers and Negotiations. Until the Closing or earlier termination of this Agreement, neither the Sellers nor the Company shall entertain any offer from or negotiate with any other party with respect to the sale or acquisition of any of the Shares or any material asset of the Company.

5.7 Tax Matters. All liabilities for income tax attributable to the sale of the Shares by the Sellers to Buyer pursuant to this Agreement shall be and remain the sole liability of the Sellers and neither Buyer nor the Company shall have any responsibility therefor.

5.8 Notification of Certain Matters.

(a) The Company and the Sellers shall give prompt written notice to Buyer of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of the Company and/or Sellers contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, (ii) any failure of the Company and/or Sellers to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by them under this Agreement, (iii) any material claims, actions, proceedings or investigations commenced or threatened, involving or affecting the Company or any of its properties or assets, and (iv) any material adverse change in the business condition of the Company or the occurrence of an event known to the Sellers which, so far as reasonably can be foreseen at the time of its occurrence, would result in any such change.

(b) In addition to, and not in lieu of, the foregoing, the Company and the Sellers shall deliver to Buyer a true and complete schedule of changes (the “Update Schedule”) to any of the information contained in the Schedules to this Agreement (including changes to any other representations or warranties of the Company in Article II hereof and to any other representations or warranties of the Sellers in Article III hereof for which no Schedules have been created as of the date hereof but as to which a Schedule would have been required hereunder to have been created on or before the date hereof if such changes had existed on the date hereof) in writing to Buyer, dated on or prior to the Closing Date.

(c) Buyer shall give prompt written notice to the Sellers of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of Buyer contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, (ii) any failure of Buyer to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, (iii) any material claims, actions, proceedings or investigations commenced or threatened, involving or affecting Buyer or any of its properties or assets, and (iv) any material adverse change in the business condition of Buyer or the occurrence of an event known to Buyer which, so far as reasonably can be foreseen at the time of its occurrence, would result in any such change.

(d) The Company shall inform the Buyer without undue delay of any judicial or extra-judicial proceedings that have been commenced or threatened in respect of any copyright or other intellectual property rights or any other rights connected with the Software of which it becomes aware and shall co-operate fully with the Buyer in the defense of such rights, at the request of and to the extent required by Buyer.

5.9 Restrictions on Certain Transactions. From the period from the date of this Agreement through the conclusion of the Contingent Payment Period, no Participating Seller shall engage in any activities such as short sales, “sales against the box,” hedging transactions or any other derivative activities which create a “put equivalent position” under regulations adopted under Section 16 of the Securities Exchange Act of 1934, as amended. The violation of this Section 5.9 by any Participating Seller shall result, among other remedies for such breach, in the forfeiture of any rights to the Purchase Price adjustment rights provided for in Section 1.5.

5.10 Termination of Certain Arrangements.

(a) The Sellers have entered into a Shareholder Agreement dated March 31, 2004 (the “Shareholder Agreement”). The Sellers hereby agree that the Shareholder Agreement and any shareholder agreements entered into prior to March 31, 2004 among the Sellers shall terminate, and all rights and obligations under the Shareholder Agreement and such prior agreements shall cease to exist, as of the Closing.

(b) Certain of the Sellers have entered into pool agreements in order to pool their voting rights in shareholder meetings of the Company, namely: (i) Pool Agreement Pool A among certain Sellers who are members of the management or employees of the Company; (ii) Pool Agreement Pool B among certain Sellers who are employees of the Company; and (iii) Pool Agreement Pool C among certain Sellers who are part of the Invision group of investors (such agreements collectively, the “Pool Agreements”). The Sellers who are parties to the respective Pool Agreements hereby agree that the respective Pool Agreements shall terminate, and all rights and obligations under the respective Pool Agreements shall cease to exist, as of the Closing.

(c) Siemens Venture Capital GmbH (“SVC”) and Invision AG (“Invision”) have entered into agreements with Horst Joepen, Christian Matzen, Jobst Heinemann, Martin Stecher and Roland Cuny (the “Key Employees”) as set out in Schedule 5.10 (the “Schedule 5.10 Agreements”, Aktienkaufoptionsverträge). Under the Schedule 5.10 Agreements, SVC and Invision have granted the Key Employees the right to acquire a certain number of the Shares held by SVC or Invision provided that certain conditions are met. SVC, Invision and the Key Employees as parties to the respective Schedule 5.10 Agreements hereby agree that the respective Schedule 5.10 Agreements shall terminate, and all rights and obligations under the respective Schedule 5.10 Agreements shall cease to exist, as of the Closing.

(d) Certain Sellers who are financial investors have executed a Memorandum of Understanding with the each of Horst Joepen, Christian Matzen and Jobst Heinemann providing for an incentive payment in connection with the sale of the Company (the “MoU”). The Sellers who are parties to the MoU hereby agree that the MoU shall terminate, and all intentions, rights and obligations under the respective MoU shall cease to exist, as of the Closing.

5.11 Termination of 4th Subscription Agreement / Waiver of Claims. As set forth in the Recitals to this Agreement, the Subscribers have provided the Funds to the Company in connection with the 4th Subscription Agreement. The Company and the Subscribers agree that the 4th Subscription Agreement shall terminate and that any and all rights and obligations arising under or in connection with the 4. Subscription Agreement shall cease to exist as of the Closing Date. The Subscribers hereby waive (verzichten) and renounce any and all claims they have or may have against the Company, on whatever legal basis, in the context of the failed increase of the nominal share capital of the Company as described in Recitals B and C to this Agreement, in particular any and all claims for the delivery of shares in the Company, for repayment of the Funds and/or for damages. The Subscribers agree and determine (Leistungsbestimmung) that the Funds shall be booked or continue to be booked, as the case may be, into the capital reserves (andere Zuzahlungen in das Eigenkapital within the meaning of Sec. 272 para 2 no. 4 German Commercial Code) of the Company.

5.12 Repayment of Bank Loans. In connection with the financing round based on the 4. Subscription Agreement, SVC, Invision, Mach Capital Limited Partnership, Mach II Limited Partnership and TecVenture Partners TGZ Fonds I GmbH & Co. KG, each of which is a Seller (the “Financing Investors”), had entered into an agreement (the “Fronting Agreement”) with Bayerische Landesbank, Munich (the “Bank”). Under the terms of the Fronting Agreement, the Financing Investors have secured bank loans granted by the Bank to the Company by pledging bank account balances (Kontoguthaben) (the “Pledge Accounts”) to the Bank. The Company had received bank loans amounting in the aggregate to EUR 646.596 from the Bank. On April 19,

2004 and in connection with the transactions contemplated by this Agreement, the Company (i) repaid the bank loans in the amount of EUR 431,064 and (ii) paid the accrued interests accrued on the aggregate amount of the bank loans in the amount of EUR 6.285,25. By letter agreement dated April 16, 2004 the Financing Investors have acquired the Company’s remaining outstanding bank debt in the amount of EUR 215,532—pro rata as set out in the Fronting Agreement—from the Bank. The acquisition of such outstanding bank debt has been effected by offsetting an amount of EUR 215,532 in the Pledge Accounts (as set out in the Fronting Agreement) against such outstanding debt of EUR 215,532. As a consequence of the Financing Investors’ payment of EUR 215,532 to the Bank, the Bank assigned its repayment claims against the Company under the bank loans to the Financing Investors. In order to render the Company debt-free as of the Closing Date and in consideration of the amounts otherwise payable to the Financing Investors pursuant to Article I of this Agreement, the Financing Investors hereby waive (verzichten) and renounce any and all claims for repayment of the outstanding debt in the amount of EUR 215,532 with effect as of the Closing Date. In the event that this Agreement shall terminate prior to the Closing and the Closing shall not occur, (i) none of the Pool Agreements, the Schedule 5.10 Agreements, the MOU or the 4th Subscription Agreement shall terminate and (ii) the waivers contained in Section 5.11 and 5.12 hereof shall be deemed rescinded and have no further force or effect.

ARTICLE VI

CONDITIONS

6.1 Conditions to Each Party’s Obligation to Effect the Closing. The respective obligation of each party to effect the Closing shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a) In an extraordinary shareholder meeting of the Company, at least 75% of the votes present were cast in favor of an approval of this Agreement and the transfer and assignment of the Shares from the Sellers to Buyer contemplated by this Agreement. In addition, in a meeting of non-management employees of the Company (the “Pool Employees”), the requisite Pool Employees shall have authorized the execution and delivery of this Agreement on behalf of the Pool Employees.

(b) None of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

(c) All material approvals required under foreign, federal or state securities laws relating to the issuance of the CyberGuard Common Stock to be issued to Sellers in connection with the transactions contemplated by this Agreement shall have been received.

(d) All material consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings required to be filed after the Closing Date.

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(e) The shares of CyberGuard Common Stock issuable as part of the transaction contemplated by this Agreement shall have been approved as additional shares of CyberGuard Common Stock for listing upon notice of issuance to The Nasdaq Stock Market.

(f) The Shareholders and Buyer shall execute a Share Transfer Agreement in the form of Exhibit C hereto sufficient to transfer the Shares to Buyer pursuant to German law.

6.2 Conditions to Obligation of Sellers to Effect the Closing. The obligation of each of the Sellers to effect the Closing shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a) Buyer shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date in all material respects, the representations and warranties of Buyer contained in this Agreement and in any other agreements or instruments required to be delivered at Closing pursuant to this Article VI hereof shall be true and correct in all material respects as of the Closing Date, and Sellers shall have received a certificate of the President or a Vice President of Buyer, dated the Closing Date, certifying to such effect.

(b) From the date of this Agreement through the Closing Date, there shall not have occurred any change in the financial condition, business or operations of Buyer and its Subsidiaries, taken as a whole, that would have or would be reasonably likely to have a Buyer Material Adverse Effect.

(c) Buyer shall execute a Registration Rights Agreement, substantially in the form attached hereto as Exhibit D (the “Registration Rights Agreement”), and offer each of the Sellers the opportunity to execute the Registration Rights Agreement.

(d) Richard L. Scott (and the various trusts holding shares of CyberGuard Common Stock established by Mr. Scott) and each of the other shareholders of Buyer (or persons or entities with a right to acquire CyberGuard Common Stock) holding registration rights that are senior to or on a pari passu basis with the registration rights to be granted pursuant to the Registration Rights Agreement to the “Eligible Holders” (as defined therein) and who, based on Buyer’s best estimate after reasonable investigation, own or have rights to acquire more than 100,000 shares of CyberGuard Common Stock shall have executed a written waiver of such rights in order to give the “Eligible Holders” first priority as selling shareholders in the “Secondary Offering” contemplated by such agreement.

(e) Buyer shall deliver to the Sellers at Closing the Cash Consideration (and instructed the Buyer’s transfer agent to deliver the Stock Consideration, which shall be delivered to Sellers as soon as reasonably practicable following Closing). Buyer and the Sellers acknowledge that the Share Transfer Agreements executed by the Sellers in connection with the Closing shall be held in escrow and automatically released at such time as the Institutional Sellers listed on Schedule 1.4(b) shall have received their respective portions of the Cash Consideration pursuant to the wire instructions listed Schedule 1.4(b).

6.3 Conditions to Obligation of Buyer to Effect the Closing. The obligations of Buyer to effect the Closing shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a) (1) The Company shall have performed the agreements contained in this Agreement required to be performed by it on or prior to the Closing Date in all material respects and the representations and warranties of the Company contained in this Agreement and any other agreements or instruments required to be delivered at Closing pursuant to this Article VI shall be true and correct in all material respects as of the Closing Date, and Buyer shall have received a certificate of the Chief Executive Officer of the Company certifying to such effect, and (2) the Sellers shall have performed the agreements contained in this Agreement required to be performed by them on or prior to the Closing Date in all material respects and the representations and warranties of the Sellers contained in this Agreement and any other agreements or instruments required to be delivered at Closing pursuant to this Article VI shall be true and correct in all material respects as of the Closing Date.

(b) From the date of this Agreement through the Closing Date, there shall not have occurred any change in the financial condition, business or operations of the Company and its Subsidiaries, taken as a whole, that would have or would be reasonably likely to have a Company Material Adverse Effect.

(c) The Company shall have obtained the consent, approval, amendment or waiver of each person whose consent, approval, amendment or waiver shall be required under the contracts listed on Schedule 6.3(c) (the “Material Consents”), and such consents, approvals, amendments or waivers shall be on terms reasonably satisfactory to Buyer.

(d) The following three persons designated by the Buyer shall have been appointed as members of the Supervisory Board of the Company: Pat Clawson, Mike Matte and Andrew Clarke. Buyer shall have received the resignation of the preexisting members of the Supervisory Board of the Company.

(e) Each of the Optionees shall have executed a Waiver and Declaration of Consent in the substantially the form attached as Exhibit B.

ARTICLE VII

INDEMNIFICATION

7.1 Survival of Representations, Warranties and Covenants. Except as otherwise provided herein, all representations and warranties of the parties made in this Agreement or in any exhibit, statement, Schedule, certificate, instrument or any document delivered pursuant hereto shall survive the Closing and shall remain in effect until the expiration of the Contingent Payment Period and shall thereupon terminate and be of no further force or effect, except that the representations and warranties of the Sellers contained in Section 3.1 (Ownership of Shares) and Section 3.2 (Approval of Agreement; No Violation), the representations and warranties of the Company contained in Section 2.2 (Capitalization) and Section 2.3 (Approval of Agreement; No Violation) and the representations and warranties of the Buyer contained in Section 4.2 (Authorization, Validity and Effect of Agreements) and Section 4.6 (No Violation) shall not terminate. All representations and warranties hereunder shall be deemed to be material and relied upon by the parties with or to whom the same were made, notwithstanding any investigation or inspection made by or on behalf of such party or parties. All covenants in this Agreement not fully performed as the Closing Date shall survive the Closing Date and continue thereafter until fully performed.

7.2 Indemnification of Buyer and the Company.

(a) The Sellers, severally, based on the percentage of the Purchase Price attributable to each Seller as set forth on Schedule 1.4, shall indemnify, defend and hold harmless each of Buyer, the Company, any corporation, partnership, limited liability company or other legal entity affiliated with Buyer, and any stockholder, partner, member, director, officer, employee or agent of any of them, from and against, and waive any claim for contribution or indemnity from such parties with respect to, all claims, damages, liabilities, losses, costs, deficiencies or expenses, including reasonable attorneys’ fees, interest and penalties in connection therewith and including those incurred in connection with enforcement of this Article VII (“Claims”), which may be sustained by such indemnified party and which arise from:

(1) the breach of any agreement, covenant, representation, warranty, or other obligation of the Company made or incurred under or pursuant to this Agreement or any document delivered pursuant hereto and identified in Article VI hereof; or

(2) the liability of the Company or the Buyer, if any, resulting from the assertion by any party of any right or claim to an equity interest in the Company other than the right to receive the Purchase Price pursuant to the terms of this Agreement in the amounts set forth on Schedule 1.4 hereto or the right to receive the Option Consideration.

(b) Each Seller, as to such Seller and not as to any other Seller, shall indemnify, defend and hold harmless each of Buyer, the Company, any corporation, partnership, limited liability company or other legal entity affiliated with Buyer, and any stockholder, partner, member, director, officer, employee or agent of any of them, from and against, and waive any claim for contribution or indemnity from such parties with respect to, all Claims which may be sustained by such indemnified party and which arise from the breach of any agreement, covenant, representation, warranty, or other obligation of such Seller made or incurred under or pursuant to this Agreement or any document delivered pursuant hereto and identified in Article VI hereof.

(c) The indemnification permitted pursuant to this Section 7.2 is intended to induce Buyer to enter into this Agreement and to provide a means of compensating the indemnified parties for Claims incurred after the Closing. Therefore, the Sellers hereby agree that they shall have no rights of any nature whatsoever against the Company, whether by contribution or otherwise, and forever release the Company from any and all Claims in connection with or arising out of the assertion by a claimant of a right to indemnification (other than statutory rights to indemnification from the Company in their capacities as officers or directors of the Company). Buyer agrees that all Claims by Buyer and its Affiliates for indemnification under this Agreement shall be made against the Sellers pursuant to this Section 7.2, and shall not be made against the Company or any of its officers and directors in their capacity as such.

7.3 Indemnification of the Sellers. Buyer shall indemnify, defend and hold harmless each Seller, and any corporation, partnership, limited liability company or other legal entity affiliated with the Sellers, and any stockholder, partner, member, director, officer, employee or agent of any of them, from and against, and waive any claim for contribution or indemnity with respect to, all Claims which may be sustained by such indemnified party and which arise from the breach of any agreement, covenant, representation, warranty, or other obligation of Buyer made or incurred under or pursuant to this Agreement or any document delivered pursuant hereto and identified in Article VI hereof.

7.4 Limitation on Indemnification. Notwithstanding any other provision of this Article VII, except for indemnification pursuant to Section 7.2(a)(2), claims for indemnification pursuant to the representations and warranties contained in Section 3.1 and in cases of fraud or willful misconduct, (i) the maximum amount for which either the Buyer or Sellers shall be entitled to indemnification from the other party shall be an amount equal to 20% of the aggregate Purchase Price (which aggregate Purchase Price shall include, for purposes of this Section, any amounts payable to Sellers pursuant to Sections 1.5 and 1.6 hereof and the value of any consideration given to Optionees pursuant to Section 1.9), and each individual Seller’s liability shall be limited to 20% of its pro rata share of the aggregate Purchase Price (including potential payments under Sections 1.5 and 1.6 and the value of any consideration given to Optionees pursuant to Section 1.9) actually received by the Seller; and (ii) neither the Buyer or Sellers shall be liable under this Article VII unless and until the aggregate Claims for which they or it would otherwise be liable under this Article VII shall exceed $200,000 (at which point the Indemnifying Party (as defined below) shall become liable for the aggregate Claims under this Article VII, and not just amounts in excess of $200,000). No Seller shall have any liability for Claims against such Seller pursuant to Section 7.2(a)(2) or by reason of a misrepresentation by such Seller under Section 3.1 hereof in an aggregate amount (after taking into account all other Claims that shall be made against such Seller under this Article VII) in excess of 100% of its pro rata share of the aggregate Purchase Price (including potential payments under Sections 1.5 and 1.6 and the value of any consideration given to Optionees pursuant to Section 1.9) actually received by the Seller. Except for covenants to be performed after the Closing and actions grounded in fraud or willful misconduct, the parties hereto acknowledge and agree that in the event the Closing occurs, the indemnification provisions in this Article VII shall be the exclusive remedy of Buyer and Sellers with respect to the transactions contemplated by this Agreement. With respect to a covenant to be performed after the Closing and actions grounded in fraud and willful misconduct, (i) the right of a party to be indemnified and held harmless pursuant to the indemnification provisions in this Agreement shall be in addition to and cumulative of any other remedy of such party at law or in equity and (ii) no such party shall, by exercising any remedy available to it under this Article VII, be deemed to have elected such remedy exclusively or to have waived any other remedy, whether at law or in equity, available to it. In the event that any Earnout Shares shall be earned by the Sellers pursuant to Section 1.6, Buyer agrees that any indemnification obligation on the part of the Sellers under this Article VII may be satisfied, in whole or in part based on the number of Earnout Shares actually earned, by directing that Buyer retain and cancel an appropriate number of such Earnout Shares as an offset against a validly made Claim. If a Seller shall direct Buyer to offset in this manner, the Earnout Shares shall be valued at the Average Price. All shares of CyberGuard Common Stock issued as part of the aggregate Purchase Price under this Agreement shall be valued at the Average Price for purposes of applying the limitations set forth in this Section 7.4.

7.5 Indemnification Regarding Brokerage Fees. Buyer shall indemnify and hold harmless the Sellers, and the Sellers shall indemnify and hold harmless Buyer, from and against any and all liabilities and costs incurred resulting from or arising out of any Claim relating to any broker, finder or agent or agreement to pay any brokerage fees, finder’s fees or commission with respect to the transactions contemplated by this Agreement on behalf of Buyer, on the one hand, and any Seller or the Company on the other hand, respectively.

7.6 Notice and Defense of Third-Party Actions. Each person entitled to indemnification under this Article VII (an “Indemnified Party”) shall give prompt written notice to each person that is obligated to provide such indemnification (an “Indemnifying Party”) of the commencement or assertion of any Claim by a third party (collectively, a “third-party action”) in respect of which an Indemnified Party will seek indemnification hereunder, which notice shall state, to the extent known to the Indemnified Party, the basis on which the claim for indemnification is made, the facts giving rise to or the alleged basis of the third-party action, and the amount (to the extent that it may be estimated) of liability asserted by reason of the Claim; such notice shall also include a copy of the document (if any) by or in which the third-party action is commenced or asserted. Any failure so to notify the Indemnifying Party shall not relieve it from any liability that it may have to the Indemnified Party under this Article VII except to the extent that the failure to give such notice materially and adversely prejudices the Indemnifying Party. Within 30 days after receipt of such notice, the Indemnifying Party may (a) by giving written notice thereof to the Indemnified Party, acknowledge liability for and at its option elect to assume the defense of such third-party action at its sole cost and expense or (b) object to the claim of indemnification set forth in the notice delivered by the Indemnified Party pursuant to the first sentence of this Section 7.6; provided that the Indemnified Party shall have the right to participate in such proceeding and be represented by counsel of its own choice at the Indemnified Party’s sole expense. If the Indemnifying Party does not within the same 30-day period give the Indemnified Party written notice objecting to such claim and setting forth the grounds therefor, the Indemnifying Party shall be deemed to have acknowledged its liability for such third-party action. The Indemnifying Party shall have the right to assume control of the defense of or settle or otherwise dispose of such third-party action on such terms as the Indemnifying Party deems appropriate; provided, however, that:

(a) the Indemnified Party shall be entitled, at its own expense, and without unreasonable interference with the actions of the Indemnifying Party, to participate in the defense of third-party actions;

(b) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement, compromise, admission or any acknowledgment of the validity of a third-party action or any liability in respect thereof, which consent shall not be unreasonably withheld;

(c) no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such third-party action; and

(d) the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of) and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission or other acknowledgment of any third-party action (A) as to which the Indemnifying Party fails to assume the defense as required hereunder or (B) to the extent the third-party action seeks an order, injunction or other equitable relief against the Indemnified Party which, if successful, would have a material adverse effect on the business condition of the Indemnified Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission or other acknowledgment which would give rise to liability on the part of the Indemnifying Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

7.7 Notice of Direct Claims. In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 7.6 hereof because no third-party action is involved, the Indemnified Party shall deliver to the Indemnifying Party a written notice specifying in reasonable detail the basis for its claim for indemnification and the amount for which the Indemnified Party believes it is entitled to be indemnified. After the Indemnifying Party shall have been notified of the amount for which the Indemnified Party seeks indemnification, the Indemnifying Party shall, within 30 days after receipt of such notice, pay the Indemnified Party such amount in cash or other immediately available funds unless the Indemnifying Party objects in writing to the claim for indemnification or the amount thereof, in which case the dispute will be settled pursuant to Section 9.14. If the Indemnifying Party does not give the Indemnified Party written notice objecting to such claim and setting forth the specific grounds therefor within the same 30-day period, the Indemnifying Party shall be deemed to have acknowledged its liability for such claim and the Indemnified Party may exercise any and all of its rights under applicable law to collect such amount.

7.8 Cooperation. The parties and their Affiliates shall cooperate with each other in the defense of any third-party action that is the subject of Section 7.6 and, during normal business hours, shall afford each other access to their respective books and records and available employees relating to such third-party action and shall furnish each other all such further information that they have the right and power to furnish as may reasonably be necessary to defend such third-party action.

ARTICLE VIII

TERMINATION

8.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing Date by the mutual consent of Buyer and Sellers.

8.2 Termination by Either Buyer or Sellers. This Agreement may be terminated by action of the Board of Directors of Buyer or by unanimous agreement of the Seller Representatives if (a) the Closing shall not have been consummated by April 30, 2004, or (b) a United States federal, state court or foreign court of competent jurisdiction or United States federal, state or foreign governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (b) shall have used all reasonable efforts to remove such injunction, order or decree; provided further, in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Closing by April 30, 2004.

8.3 Termination by Sellers. This Agreement may be terminated at any time prior to the Closing Date, by unanimous vote of the Seller Representatives, if (a) there has been a material breach by Buyer of any representation or warranty contained in this Agreement, or (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Buyer.

8.4 Termination by Buyer. This Agreement may be terminated at any time prior to the Closing Date, by action of the Board of Directors of Buyer, if (a) there has been a material breach by the Company or the Sellers of any representation or warranty contained in this Agreement, or (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the Company or the Sellers.

8.5 Effect of Termination and Abandonment. In the event of termination of this Agreement pursuant to this Article VIII, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 8.5, and except for the provisions of Sections 9.1, 9.2, 9.3, 9.5, 9.7, 9.8, 9.9, 9.10, 9.11, 9.14, 9.15 and 9.16. Moreover, in the event of termination of this Agreement pursuant to Section 8.3 or Section 8.4, nothing herein shall prejudice the ability of the non-breaching party from seeking damages from any other party for any intentional or willful breach of this Agreement, including without limitation, attorneys’ fees and the right to pursue any remedy at law or in equity.

8.6 Extension; Waiver. At any time prior to the Closing Date, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE IX

MISCELLANEOUS

9.1 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to Buyer:

Patrick Clawson, CEO

CyberGuard Corporation

2000 West Commercial Blvd., Suite 200

Fort Lauderdale, Florida 33309

Facsimile: (954) 958-3901

With a copy to:

Adriana Kovalovska

Vice President Legal Affairs

CyberGuard Corporation

2000 West Commercial Blvd., Suite 200

Fort Lauderdale, Florida 33309

Facsimile: (954) 958-3901

If to the Company:

webwasher AG

Vattmannstrasse 3

D-33100 Paderborn

Germany

Attention: President

Facsimile: +49-52-51-500-5411

With a copy to:

Matthias Elser

Luther Menhold

Arnulfstrasse 12b

D-80636 Munich

Germany

Facsimile: +49-89-143-31510

If to the Seller Representatives, to each of:

Dr. Uwe Albrecht

Head of Corporate Fund

Siemens Venture Capital GmbH

Wittelsbacherplatz 2

D-80312 Munich

Germany

Facsimile: +49-89-636-34884

Edward M. Stadum

Managing Partner

TecVenture Partners GmbH

Leopoldstrasse 87

80802 Munich

Germany

Facsimile: +49-89-3888-8222

Martin Ankli

Invision AG

Industriestrasse 24

6302 Zug

Switzerland

Facsimile: +41-41-729-01-00

With copies to:

Dr. Katrin S. Kühnle, LL.M.

Siemens Aktiengesellschaft

Legal Services

Baierbrunner Str. 23

D-81379 Munich

Germany

Facsimile: +49-89-722-59439

and

Steven J. Tonsfeldt

Heller Ehrman White & McAuliffe, LLP

275 Middlefield Road

Menlo Park, CA 94025

USA

Facsimile: (650) 324-0638

If to a Seller, to the address set forth on the signature page hereto for such Seller or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

9.2 Assignments; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.3 Entire Agreement. This Agreement, the schedules hereto, the Mutual Non-Disclosure Agreement between Buyer and the Company dated January 20, 2004, the Registration Rights Agreement and any other agreements or instruments required to be delivered at Closing pursuant to Article VI hereof constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this

Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

9.4 Amendment. This Agreement may be amended by the parties hereto at any time in writing signed on behalf of Buyer and the Seller Representatives, on behalf of the Sellers but subject to Section 9.16.

9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its rules of conflict of laws.

9.6 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

9.7 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

9.8 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. All references in this Agreement to “dollars” and “$” shall be deemed to be references to United States dollars.

9.9 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

9.10 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.11 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

9.12 Subsidiaries. As used in this Agreement, the word “Subsidiary” when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner or managing member.

9.13 Further Assurances. From time to time, as and when requested by either party (whether before or after the Closing Date), the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further and other action as the requesting party may reasonably deem necessary, proper or desirable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

9.14 Dispute Resolution Procedures. If any question shall arise in regard to the interpretation of any provision of this Agreement or as to the rights and obligations of any of the parties hereunder, the Seller Representatives, as representatives of the Sellers, and Patrick Clawson, as chief executive officer of Buyer (or any successor to Mr. Clawson in such position), shall meet with each other to negotiate and attempt to resolve such question in good faith. Such representatives may, if they so desire, consult outside experts for assistance in arriving at a resolution. In the event that a resolution is not achieved within thirty (30) days after their first meeting, then the question shall be finally resolved by binding arbitration in accordance with the rules and procedures of the International Chamber of Commerce, Paris applicable to commercial transactions, and judgment upon any award thereon may be entered in any court having jurisdiction thereof. Any arbitration shall be held in New York, New York. In the event of any arbitration, Buyer shall select one arbitrator, the Sellers shall select one arbitrator and the two arbitrators so selected shall select a third arbitrator, any two of which arbitrators together shall make the necessary determinations. Other than attorneys’ fees and expenses (which shall be borne by the party incurring the same), all out of pocket costs and expenses of Buyer and the Sellers in connection with such arbitration, including, without limitation, the fees of the arbitrators and any administration fees, shall be borne by Buyer and the Sellers in such proportions as the arbitrators shall decide that such expenses should, in equity, be apportioned. The language used in arbitration shall be English.

9.15 Payment of Fees and Expenses. Each party hereto shall pay all fees and expenses of such party’s respective counsel, accountants and other advisors and all other expenses incurred by such party incident to the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including any finder’s or brokerage fees. Appropriate arrangements shall be made by the Sellers to authorize and cause all of the transaction fees and expenses of their various professional advisors to be paid at Closing out of their respective portions of the Purchase Price. The Sellers authorize Buyer to reduce the Purchase Price in accordance with the allocation on Schedule 1.4(a) in the aggregate amount of the fees of Heller Ehrman White & McAuliffe LLP and authorize Buyer to make a direct payment at Closing to such firm with respect to such fees to a United States bank account designated by it in writing to Buyer.

9.16 Appointment and Powers of the Seller Representatives.

(a) Each Seller, by the execution and delivery of this Agreement, hereby consents and agrees to the appointment, effective as of the Closing Date, of each of Edward Stadum, Uwe Albrecht, Martin Ankli and Horst Joepen, who shall constitute the Seller Representatives for purposes of this Agreement, and each of such persons hereby consents and agrees to such appointment. Any Seller Representative may be removed at any time upon the written election of Sellers whose Pro Rata Portions represent at least 66 2/3% of the aggregate Pro Rata Portions of all Sellers; provided that such Sellers elect a different Seller to replace such Seller Representative and Buyer is given prompt written notice of such replacement by the Seller Representatives. Each Seller hereby constitutes and appoints each Seller Representative, including any replacement of any such Seller Representative, as attorney-in-fact for such Seller with full power of substitution and authority to execute any amendment or waiver of this Agreement and any other document or instrument necessary or advisable in order to carry out the provisions of this Agreement, to administer, investigate, settle and resolve the rights of the Sellers with respect to the Purchase Price adjustment arrangement set forth in Section 1.5 and the Earnout Shares pursuant to Section 1.6, to give and receive notices and communications under this Agreement on behalf of the Sellers, to dispute any Claims made by Buyer or another indemnitee hereunder, to agree to, negotiate, enter into settlements and compromises of, and to comply with orders of courts or arbitrators with respect to any dispute or Claims, and to take all actions necessary or appropriate in the judgment of the Seller Representatives for the accomplishment of the foregoing; provided, however, that the Seller Representatives (i) shall give Buyer prompt written notice of the replacement of any Seller Representative and (ii) shall not have the power or authority to execute an amendment, waiver, document or other instrument that, notwithstanding any other provision to the contrary, increases in any material respect the obligations or liabilities of any Seller without the prior written consent of that Seller. The Seller Representatives shall be provided reasonable access to information regarding Buyer and the Company for purposes of performing their duties hereunder, provided that the Seller Representatives shall treat confidentially any non-public information. For purposes of the foregoing, the “Pro Rata Portion” of any Seller shall by equal to the percentage of the Purchase Price to be received by such Seller as set forth on Schedule 1.4.

(b) All decisions of the Seller Representatives may be relied upon by any third person, and shall be binding and conclusive upon each Seller. Any decision of the Seller Representatives shall require the consent of at least three of the four Seller Representatives, or if there are only three Seller Representatives, the consent of at least two of the Seller Representatives, if there are only two Seller Representatives, the consent of both Seller Representatives, or if there is only one Seller Representatives, the consent of such Seller Representative.

(c) No Seller Representatives shall be liable, responsible or accountable in damages or otherwise to the Sellers for any loss or damage incurred by reason of any act or failure to act by the Seller Representatives, and each Seller shall severally in accordance with their respective Pro Rata Portion indemnify and hold harmless each Seller Representatives against any loss or damage except to the extent that such loss or damage shall have been the result of the individual gross negligence or willful misconduct of any particular Seller Representatives, in which case such indemnity shall not extend to such offending Seller

Representative but the indemnity shall continue for such non-offending Seller Representative or Representatives.

(d) Notwithstanding any of the foregoing to the contrary, nothing in this Section 9.16 shall restrict the ability of (1) Ed Stadum to at any time unilaterally appoint, without further approval from any Seller, another general partner or employee of TecVenture Partners to serve in the place of Mr. Stadum as a Seller Representative, (2) Uwe Albrecht to at any time unilaterally appoint, without further approval from any Seller, another employee of Siemens Venture Capital GMBH to serve in the place of Mr. Albrecht as a Seller Representative, or (3) Martin Ankli to at any time unilaterally appoint, without further approval from any Seller, another general partner or employee of Invision AG to serve in the place of Mr. Ankli as a Seller Representative. In each case, such substitute member shall have the same rights and obligations under this Section 9.16 as the Seller Representatives. In the event that any such substitution shall be made, notice of such substitution shall be given to the Seller Representatives and Buyer in accordance with the terms of Section 9.1 above.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

BUYER CYBERGUARD CORPORATION

By:

Name:

Title:

COMPANY WEBWASHER AG

By:

Name:

Title:

SELLERS:

Munich, 2004	Munich, 2004
Siemens Venture Capital GmbH	TecVenture Partners TGZ Fonds I GmbH & Co. KG

Zug, 2004	Zug, 2004
Mach Capital Limited Partnership represented by its general partner Aureus Capital Partners Ltd.	Mach II Limited Partnership represented by its general partner Aureus Capital Partners Ltd.

Paderborn, 2004	Paderborn, 2004
Dr. Horst Joepen	Christian A. Matzen

Paderborn, 2004	Paderborn, 2004
Jobst Heinemann	Roland Cuny

Paderborn, 2004	Paderborn, 2004
Martin Stecher for himself and for Frances Schlosstein represented by Martin Stecher pursuant to power of attorney of April 2004

Paderborn, 2004

Stephan Krafft

for himself and

for the other Transferors of Pool B (i.e. employees of webwasher AG), namely Edward Ackroyd, Peter Borgolte, Udo Bretz, Wiebke Höschen, Ralf Horstmann, Tim Lange, Benita Sieben-Ostmann, Jan Schnellbaecher, Berni Lörwald, Marina Kopper, Silvia Beller (formerly named Schad), Alexandria Zymla, Frank Berzau, Michael Betz and Oliver Borchers, represented by Stephan Krafft pursuant to powers of attorney of April 2004

Zug,      2004

Invision AG,

for itself and

for the others Transferors of Pool C (i.e. members of the Invision group investors), namely Nextech Venture AG, Dr. Bernd Pfister, Georg Steiger, Martin Staub, Beat Jeckelmann, Fridley Technologies Ltd., Infinity Holdings Ltd., Fred Langhammer, Dr. Rainer Rueppel and Martin Ankli, represented by Invision AG pursuant to powers of attorney dated March 31, 2004 and, respectively, April 1, 2004

EXHIBIT A

CLOSING ADJUSTMENT AGREEMENT

THIS CLOSING ADJUSTMENT AGREEMENT (this “Agreement”) is entered into as of                     , 2005, by and among CyberGuard Corporation, a corporation incorporated under the laws of Florida (“Buyer”), and the Seller Representatives. Any capitalized terms used but not otherwise defined herein shall have the same meanings herein as ascribed to such terms in the Purchase Agreement (as defined herein).

RECITALS:

A. Buyer, webwasher AG, a corporation incorporated under the laws of the Federal Republic of Germany (the “Company”) and the Company’s shareholders, including each Participating Seller, have entered into that certain Stock Purchase Agreement dated April 25, 2004 (the “Purchase Agreement”).

B. The Purchase Agreement provides that, subject to the dispute resolution procedures described in Section 1.5(h) of the Purchase Agreement, an agreement will be entered into upon the completion of the Closing Adjustments which documents the Closing Adjustments made pursuant to Section 1.5 of the Purchase Agreement.

C. The parties hereto desire to agree to the Closing Adjustments and to modify the Purchase Price accordingly.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. AVERAGE PRICE. The Average Price is $10.17 (subject to adjustment for stock splits, stock dividends and the like).

2. ADJUSTED AVERAGE PRICE. The Adjusted Average Price is                     .

3. CLOSING ADJUSTMENTS. Pursuant to Section 1.5 of the Purchase Agreement and subject to all the provisions thereof,

(a) If the Adjusted Average Price is less than the Average Price (and after giving effect to the terms of Section 1.5(c)(3) of the Purchase Agreement), Buyer shall issue to each Participating Seller, within 30 days of the end of the Adjustment Period, the number of shares of CyberGuard Common Stock equal to the difference between (1) the product of (A) the number of shares of Closing Delivered Shares owned by such Participating Seller at the end of the Adjustment Period multiplied by (B) the quotient of the Average Price divided by the Adjusted Average Price, and (2) the number of Closing Delivered Shares owned by such

Participating Seller at the end of the Adjustment Period. The parties hereto agree that, pursuant to this subsection, the Buyer shall issue the number of shares of Cyberguard Common Stock as set forth on Exhibit A to each of the Participating Sellers as set forth thereon.

(b) If the Adjusted Average Price is greater than the Average Price, Buyer shall deduct from the Escrow Shares otherwise allocated to each Participating Seller and cause such shares to be cancelled or returned to the treasury of Buyer, within 30 days of the end of the Adjustment Period, the number of Escrow Shares equal to the difference between (1) the product of (A) the number of Closing Delivered Shares owned by such Participating Seller at the end of the Adjustment Period multiplied by (B) the quotient of the Adjusted Average Price divided by the Average Price, and (2) the number of Closing Delivered Shares owned by such Participating Seller at the end of the Adjustment Period. The parties hereto agree that the Buyer shall deduct from the Escrow Shares allocated to each of the Participating Sellers the number of Escrow Shares as set forth on Exhibit B hereto.

4. FURTHER ASSURANCES. The parties agree to execute such other documents and take such other actions as may be reasonably necessary or desirable to confirm or effectuate the transactions contemplated hereby.

5. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of each Participating Seller and its successors and assigns and shall inure to the benefit of Buyer and its successors and assigns.

6. NO MODIFICATION OF PURCHASE AGREEMENT. This Agreement is delivered pursuant to the Purchase Agreement and is subject in all respects to the provisions thereof and is not meant to alter, enlarge or otherwise modify the provisions of the Purchase Agreement.

7. MODIFICATION. This Agreement may be modified or supplemented only by written agreement of the parties hereto.

8. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

BUYER: CYBERGUARD CORPORATION
By:

Name:

Title:

SELLER REPRESENTATIVES:
By:

Name:

Title:

By:

Name:

Title:

EXHIBIT B

Waiver and Declaration of Consent

I, the undersigned, am beneficiary and stock option holder. My stock options, which were granted to me on the basis of the authorized capitals I and II, established by the annual shareholders’ meetings of webwasher AG on November 27, 2001, and April 16, 2002, and based on the stock option plans 2001 and 2002 did not lapse yet until today. I am aware that the stock option plans 2001 and 2002 as well as the former resolutions of the annual shareholders’ meetings of November 27, 2001, and April 16, 2002, regarding the authorized capitals I and II shall be cancelled. Background of the cancellation is the circumstance that due to modified economic conditions the former stock option plans 2001 and 2002 does not ensure the intended participation in the long-term success of webwasher AG in the foreseeable future.

Considering and fully aware of the circumstances described above, I, as beneficiary according to the resolutions of the annual shareholders’ meetings of November 27, 2001, resp. of April 16, 2002, declare the following:

I herewith expressly waive my rights and claims resulting from the resolutions of the annual shareholders’ meetings of November 27, 2001 resp. of April 16, 2002, and the stock option plans 2001 and 2002 which are based on these resolutions. Furthermore, I declare my expressly, unreserved and irrevocable consent with the cancellation of the stock option plans 2001 and 2002, the former resolutions of the annual shareholders’ meeting of November 27, 2001, and April 16, 2002, regarding the stock option plans 2001 and 2002 and the authorized capitals I and II as well as with the cancellation of the option agreements individually concluded with me in connection with the stock option plans 2001 and 2002.

Furthermore, I herewith expressly waive my rights and claims possibly based on oral and/or written statements/promises by webwasher AG with regard to any other kind of employee participation at webwasher AG.

name of beneficiary:	signature of beneficiary:	date:

EXHIBIT C

SHARE TRANSFER AGREEMENT

BETWEEN

CYBERGUARD CORPORATION

AND

THE SHAREHOLDERS OF WEBWASHER AG

REGARDING ALL SHARES IN

WEBWASHER AG

SHARE TRANSFER AGREEMENT

(hereinafter the “Agreement”)

between

1.	each of the persons listed in Annex 1 of this Agreement

- hereinafter individually a “Transferor” and collectively the “Transferors” -

on one hand

and

2.	CyberGuard Corporation, a corporation incorporated under the laws of Florida, USA,

- hereinafter “CyberGuard” -

on the other hand

RECITALS

A.	Webwasher AG, a German stock corporation, is registered in the commercial register of the local court of Paderborn under registration number HRB 3489 (hereinafter referred to as the “Company”). The share capital of the Company amounts to EUR 140,178.00 and is divided in 140,178 no par value registered shares (auf den Namen lautende Stückaktien), each share representing an amount of EUR 1.00 of the share capital (Grundkapital) (hereinafter the „Shares”).

B.	Each of the Transferors holds a certain number of the 140.178 Shares representing in total 100% of the share capital of the Company. The respective aggregate numbers of the Shares held by each of the Transferors are set out in Annex 1 of this Agreement. The Transferors and the respective Shares held by them with their number of registration in the share register of the Company are set out in Annex 2.

C.	CyberGuard and the Transferors have entered into a Stock Purchase and Sale Agreement dated April , 2004 (hereinafter the Stock Purchase Agreement”) governed by the law of the State of New York. The Transferors have agreed to sell and transfer the Shares to CyberGuard pursuant to the terms and conditions set forth in the Stock Purchase Agreement. All defined terms used in this Agreement shall have the same meaning as in the Stock Purchase Agreement, unless expressly defined otherwise herein. The shareholders meeting of the Company has approved the transfers of the Shares in accordance with § 4, para. 1 of the Articles of Association on April 16,

2004. In order to effectively transfer the Shares, the Transferors and CyberGuard enter into this Agreement:

1.	Transfer of the Shares

Each of the Transferors hereby assigns and transfers with effect as of the Closing Date the Shares held by the respective Transferor, as set out in Annex 2, to CyberGuard, including any and all ancillary rights, in particular any dividend rights with respect to the profits of the Company in the current fiscal year. CyberGuard hereby accepts such assignment and transfer of the Shares (including any and all ancillary rights) by the respective Transferor.

2.	Registration in the share register of the company

2.1	Immediately after the Closing Date CyberGuard shall notify the Company about the transfer of the Shares in order to have CyberGuard registered as owner of the Shares in the share register of the Company by stating its full name and address; as far as the Company requires the Transferors to do so, also each of the Transferors shall notify the Company about the transfer of the Shares. In addition the Transferors undertake to perform any further measures necessary or useful to have CyberGuard registered as owner of the Shares.

2.2	Between the Closing Date and the date on which CyberGuard is registered as new shareholder in the share register of the Company, the Transferors shall not make use of any rights of the Transferors which are allotted to the Transferors pursuant to § 67, para. 2 German Stock Corporation Act and shall deliver to CyberGuard any documents or distributions they may receive from the Company after the Closing Date in their capacity as registered shareholders.

3.	Notices pursuant to § 20 German Stock Corporation Act

3.1	After the Closing Date CyberGuard shall send a written notice pursuant to § 20, para. 4 German Stock Corporation Act (Aktiengesetz; AktG) to the Company stating that CyberGuard has acquired 100 % of the share capital of the Company and thus a majority shareholding within the meaning of § 16 AktG in the Company. Pursuant to § 20, para. 6 sentence 1 AktG in connection with § 25, sentence 1 AktG the Company will have to publish such notice in the Electronic Federal Gazette (elektronischer Bundesanzeiger).

3.2	After the Closing Date Siemens Venture Capital GmbH and its parent company Siemens AG will send out the required notices under § 20, para. 3 AktG to the Company stating that they cease to have a direct or indirect shareholding exceeding 25% of the share capital of the Company. Pursuant to § 20, para. 6 sentence 1 AktG in connection with § 25, sentence 1 AktG the Company will also have to publish such notice in the Electronic Federal Gazette (elektronischer Bundesanzeiger).

D-3

4.	Miscellaneous

4.1	No joint and several liability. Each of the obligations of the Transferors under this Agreement obligate in each case only the respective Transferor and do not result in joint and several liability (gesamtschuldnerische Haftung) of the Transferors.

4.2	Written Form. Any amendments or supplements to this Agreement including this provision on written form require written form to be effective. The written form cannot be replaced by electronic form.

4.3	Severability. If any provision of this Agreement is or becomes ineffective or unfeasible, the effectiveness of the other provisions of this Agreements remains unaffected. Instead of the ineffective or unfeasible provision such effective or feasible provision shall apply which corresponds as closely as possible to the economic purpose of the ineffective or unfeasible provision. The same applies to gaps in this Agreement.

4.4	Applicable Law, Dispute Resolution Procedure. This Agreement shall be governed by German Law. The Dispute Resolution Procedures as set out in the Stock Purchase Agreement shall govern any disputes under this Agreement.

4.5	Ranking of Documents. In the event of a conflict between any provision of this Agreement and a provision of the Stock Purchase Agreement, the provisions of the Stock Purchase Agreement shall prevail.

Fort Lauderdale, .............................................................. 2004
CyberGuard Corporation

..........................................................................................

The Transferors:

Munich, ............................................................................. 2004	Munich, ................................................................................... 2004
Siemens Venture Capital GmbH	TecVenture Partners TGZ Fonds I GmbH & Co. KG

...........................................................................................	..................................................................................................

Jersey,............................................................................. 2004	Jersey,................... ........................................................... 2004
Mach Capital Limited Partnership represented by its general partner Aureus Capital Partners Ltd.	Mach Capital Limited Partnership represented by its general partner Mach Capital Limited Partnership which itself is represented by its general partner Aureus Capital Partners Ltd.

..........................................................................................	..........................................................................................

Paderborn, ........................................................................ 2004	Paderborn, ........................................................................ 2004
Dr. Horst Joepen	Christian A. Matzen

..........................................................................................	..........................................................................................

Paderborn, ........................................................................ 2004	Paderborn, ........................................................................ 2004
Jobst Heinemann	Roland Cuny

..........................................................................................	..........................................................................................

Paderborn, ........................................................................ 2004
Martin Stecher

..........................................................................................

Paderborn, ........................................................................ 2004
Stephan Krafft for himself and
for Frances Schlosstein represented by Stephan Krafft pursuant to power of attorney of April 2004 and for the other Transferors of Pool B (i.e. employees of webwasher AG), namely Edward Ackroyd, Peter Borgolte, Udo Bretz, Wiebke Höschen, Ralf Horstmann, Tim Lange, Benita Sieben-Ostmann, Jan Schnellbaecher, Berni Lörwald, Marina Kopper, Silvia Beller (formerly named Schad), Alexandria Zymla, Frank Berzau, Michael Betz and Oliver Borchers,

represented by Stephan Krafft pursuant to powers of attorney of April 2004

............................................................................................

Zug,.................................................................................... 2004

Invision AG,

for itself and

for the others Transferors of Pool C (i.e. members of the Invision group investors), namely Nextech Venture AG, Dr. Bernd Pfister, Georg Steiger, Martin Staub, Beat Jeckelmann, Fridley Technologies Ltd., Infinity Holdings Ltd., Fred Langhammer, Dr. Rainer Rueppel and Martin Ankli,

represented by Invision AG pursuant to powers of attorney dated March 31, 2004 and, respectively, April 1, 2004

............................................................................................

ANNEX 1:

Shareholder			Aggregate Number of registered no par value shares
–	Siemens Venture Capital GmbH			58,702 shares
–	Mach Capital Limited Partnership			7,044 shares
–	Mach II Limited Partnership			9,882 shares
–	TecVenture Partners TGZ Fonds I GmbH & Co. KG			14,723 shares
–	Dr. Horst Joepen			7,240 shares
–	Roland Cuny			5,120 shares
–	Christian Matzen			1,600 shares
–	Mr. Jobst Heinemann			500 shares
–	Employees of the Company, namely			1,994 shares
	–	Ackroyd, Edward	66
	–	Berzau, Frank	130
	–	Betz, Michael	240
	–	Bretz, Udo	56
	–	Borchers, Oliver	4
	–	Borgolte, Peter	85
	–	Höschen, Wiebke	180
	–	Horstmann, Ralf	60
	–	Kopper, Marina	46
	–	Krafft, Stephan	85
	–	Lange, Tim	70
	–	Lörwald, Berni	160
	–	Beller (formerly named Schad), Silvia	150
	–	Sieben-Ostmann, Benita	70
	–	Schlosstein, Frances	100
	–	Schnellbächer, Jan	90
	–	Stecher, Martin	400
	–	Zymla, Alexandra	2
–	Pool C, namely			33,373 shares
	–	Invision AG	13,269
	–	Nextech Venture AG	4,418
	–	Dr. Rainer Rueppel	1,964
	–	Dr. Bernd Pfister	2,177
	–	Georg Steiger	320
	–	Martin Staub	146
	–	Martin Ankli	200
	–	Beat Jeckelmann	109
	–	Infinity Holdings Ltd.	2,628
	–	Fred Langhammer	2,889
	–	Fridley Technologies Ltd.	5,253

Total				140,178 shares

ANNEX 2:

Shareholder	Number of no par value shares	From Share No. as registered in the Company’s Share Register	to Share No. as registered in the Company’s Share Register
Siemens Venture Capital GmbH	23.000	1	23.000
Siemens Venture Capital GmbH	30.238	23.001	53.238
Joepen	205	53.239	53.443
Cuny	145	53.444	53.588
Betz	85	53.589	53.673
Matzen	100	53.674	53.773
Ackroyd	33	53.774	53.806
Borgolte	40	53.807	53.846
Bretz	28	53.847	53.874
Höschen	85	53.875	53.959
Horstmann	30	53.960	53.989
Lange	35	53.990	54.024
Sieben-Ostmann	15	54.025	54.039
Schnellbaecher	25	54.040	54.064
Stecher	125	54.065	54.189
Krafft	40	54.190	54.229
Lörwald	75	54.230	54.304
Siemens Venture Capital GmbH	75	54.305	54.379
Siemens Venture Capital GmbH	23	54.380	54.402
Kopper	23	54.403	54.425
Beller (formerly named Schad)	75	54.426	54.500
Rüppel	800	54.501	55.300
Matzen	200	55.301	55.500
Invision AG	725	55.501	56.225
Mach Capital Limited Partnership	429	56.226	56.654
Mach II Limited Partnership	122	56.655	56.776
Invision AG	5.475	56.777	62.251
Nextech Venture AG	2.750	62.252	65.001
Dr. Bernd Pfister	1.617	65.002	66.618
Martin Ankli	38	66.619	66.656
Georg Steiger	199	66.657	66.855
Martin Staub	133	66.856	66.988
Beat Jeckelmann	67	66.989	67.055
Invision AG	265	67.056	67.320
Fridley Technologies Ltd.	3.232	67.321	70.552
Infinity Holdings Ltd.	1.617	70.553	72.169
Invision AG	1.655	72.170	73.824
Fred Langhammer	1.777	73.825	75.601
Mach II Limited Partnership	5.473	75.602	81.074
Mach Capital Limited Partnership	2.402	81.075	83.476
Joepen	205	83.477	83.681
Cuny	145	83.682	83.826
Sieben-Ostmann	30	83.827	83.856
Betz	55	83.857	83.911
Matzen	100	83.912	84.011

Ackroyd	33	84.012	84.044
Borgolte	40	84.045	84.084
Bretz	28	84.085	84.112
Höschen	85	84.113	84.197
Horstmann	30	84.198	84.227
Lange	35	84.228	84.262
Sieben-Ostmann	15	84.263	84.277
Schnellbaecher	25	84.278	84.302
Stecher	125	84.303	84.427
Krafft	40	84.428	84.467
Lörwald	75	84.468	84.542
Invision AG	75	84.543	84.617
Invision AG	23	84.618	84.640
Kopper	23	84.641	84.663
Beller (formerly named Schad)	75	84.664	84.738
Mach II Limited Partnership	493	84.739	85.231
Nextech Venture AG	375	85.232	85.606
Dr. Bernd Pfister	216	85.607	85.822
Martin Ankli	12	85.823	85.834
Georg Steiger	27	85.835	85.861
Martin Staub	12	85.862	85.873
Beat Jeckelmann	9	85.874	85.882
Invision AG	23	85.883	85.905
Fridley Technologies Ltd.	441	85.906	86.346
Infinity Holdings Ltd.	221	86.347	86.567
Invision AG	190	86.568	86.757
Fred Langhammer	243	86.758	87.000
Rüppel	800	87.001	87.800
Matzen	200	87.801	88.000
Joepen	6.330	88.001	94.330
Cuny	4.330	94.331	98.660
Siemens Venture Capital GmbH	588	98.661	99.248
TecVenture Partners TGZ Fonds I GmbH & Co. KG	167	99.249	99.415
Invision AG	136	99.416	99.551
Mach II Limited Partnership	141	99.552	99.692
Mach Capital Limited Partnership	98	99.693	99.790
Martin Ankli	45	99.791	99.835
Dr. Bernd Pfister	25	99.836	99.860
Martin Ankli	5	99.861	99.865
Martin Staub	1	99.866	99.866
Beat Jeckelmann	1	99.867	99.867
Invision AG	3	99.868	99.870
Fridley Technologies Ltd.	52	99.871	99.922
Infinity Holdings Ltd.	26	99.923	99.948
Invision AG	23	99.949	99.971
Fred Langhammer	29	99.972	100.000
Invision AG	556	100.001	100.556
Mach Capital Limited Partnership	1.805	100.557	102.361
Mach II Limited Partnership	417	102.362	102.778
Siemens Venture Capital GmbH	2.778	102.779	105.556
TecVenture Partners TGZ Fonds I GmbH & Co. KG	5.556	105.557	111.112
Joepen	500	111.113	111.612

Cuny	500	111.613	112.112
Matzen	1.000	112.113	113.112
Berzau	100	113.113	113.212
Betz	100	113.213	113.312
Borchers	4	113.313	113.316
Borgolte	5	113.317	113.321
Heinemann	500	113.322	113.821
Höschen	10	113.822	113.831
Sieben-Ostmann	10	113.832	113.841
Schlosstein	100	113.842	113.941
Schnellbächer	20	113.942	113.961
Stecher	150	113.962	114.111
Krafft	5	114.112	114.116
Lörwald	10	114.117	114.126
Zymla	2	114.127	114.128
Schnellbächer	20	114.129	114.148
Berzau	30	114.149	114.178
Siemens Venture Capital GmbH	2.000	114.179	116.178
Invision AG	1.087	116.179	117.265
Invision AG	2.633	117.266	119.898
Nextech Venture AG	1.293	119.899	121.191
Dr. Bernd Pfister	319	121.192	121.510
Dr. Rainer Rueppel	364	121.511	121.874
Martin Ankli	100	121.875	121.974
Georg Steiger	94	121.975	122.068
Beat Jeckelmann	32	122.069	122.100
Fridley Technologies Ltd.	1.528	122.101	123.628
Infinity Holdings Ltd.	764	123.629	124.392
Invision AG	400	124.393	124.792
Fred Langhammer	840	124.793	125.632
Mach Capital Limited Partnership	2.310	125.633	127.942
Mach II Limited Partnership	3.236	127.943	131.178
TecVenture Partners TGZ Fonds I GmbH & Co. KG	9.000	131.179	140.178

Total amount of the share capital	140.178

EXHIBIT D

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of April 25, 2004, among CYBERGUARD CORPORATION, a Florida corporation (the “Company”), and the former owners of common stock or other rights to acquire equity interests of webwasher AG, a corporation incorporated under the laws of the Federal Republic of Germany (the “Stockholders” or “Holders”) as set forth on Exhibit A hereto.

RECITAL:

The Company, webwasher AG and certain of the Stockholders are parties to that certain Stock Purchase and Sale Agreement of even date herewith (the “Purchase Agreement”), which provides, among other things, that a portion of the Purchase Price (as defined in the Purchase Agreement) shall be paid to the Stockholders in the form of Common Stock of the Company, par value $0.01 (the “Common Stock”). Capitalized terms used but not defined in this Agreement have the meanings assigned to such terms in the Purchase Agreement. As an inducement to the Stockholders to enter into the Purchase Agreement and other agreements contemplated thereby, the Company agrees with the Stockholders as follows:

AGREEMENT:

NOW, THEREFORE, the parties hereby agree as follows:

1. CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the following respective meanings:

1.1 Affiliates. “Affiliate” shall mean any person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, any party specified in this Agreement.

1.2 Commission. “Commission” shall mean the United States Securities Exchange Commission or any other federal agency at the time administering the Securities Act.

1.3 Common Shares. “Common Shares” shall mean the shares of Common Stock issued at any time to the Holders pursuant to the Purchase Agreement, and including, for purposes of clarification, the Earnout Shares, the Escrow Shares and the Common Stock portion of the Option Consideration, as applicable, issued to Holders hereunder, together with all shares of Common Stock issued as a dividend on, or other distribution with respect to, or in exchange or replacement of, the Common Shares. “Common Shares” shall also be deemed to include the Secondary Offering Makeup Shares contemplated by this Agreement.

1.4 Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

1.5 Notice and Questionnaire. “Notice and Questionnaire” shall mean the written notice delivered to the Company by a Stockholder containing any information necessary with respect to the Stockholder necessary to include such Holder’s Registrable Securities in the Secondary Offering registration statement described in this Agreement or to amend such registration statement or supplement the related prospectus with respect to the intended distribution of Registrable Securities by the Stockholder.

1.6 Person. “Person” shall mean any individual, partnership, limited liability company, corporation, trust or other entity.

1.7 Register; Registered; Registration. “Register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement by the Commission.

1.8 Registrable Securities. “Registrable Securities” shall mean (i) the Common Shares and (ii) all shares of the Company’s Common Stock issued as a dividend on, or other distribution with respect to, or in exchange or in replacement of, the Common Shares, until, in the case of any such security, the earliest of (i) its effective registration under the Securities Act and resale in accordance with the registration statement covering it, (ii) the earliest date such shares may be sold pursuant to Rule 144 under the Securities Act in one three month period were it not held by an “affiliate” (as defined in Rule 144 under the Securities Act, or any successor rule thereof) of the Company and (iii) its sale pursuant to Rule 144 or otherwise, except in sales referenced in the proviso to Section 5.1.

1.9 Registration Expenses. “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 3 and 4, including all registration and filing fees, exchange listing fees, printing expenses, fees and disbursements of counsel for the Company, state securities’ law fees and expenses, the expense of any special consents and advice or similar audit services of independent auditors incident to or required by any such registration.

1.10 Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

1.11 Selling Expenses. “Selling Expenses” shall mean any underwriting discounts and selling commissions associated with the sale of Registrable Securities by a Holder and any fees and expenses for any counsel employed by a Stockholder or the Stockholders as a group with respect to the Shelf Registration or the Secondary Offering.

2. RESTRICTIONS ON TRANSFER.

2.1 Restrictive Legend. Each certificate representing the Common Shares or securities issued in respect of the Common Shares, shall, until such shares are sold under the Shelf Registration Statement, the Secondary Offering or otherwise are no longer Registrable

Securities, be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required under applicable state securities laws):

The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”), or any applicable state securities laws. These securities are “Restricted Securities” as defined in Rule 144 promulgated under the Act and may not be sold or offered for sale or otherwise distributed except (a) in conjunction with an effective registration statement for the shares under the Act and applicable state securities laws, (b) in compliance with Rule 144 and an exemption under applicable state securities laws, (c) outside the United States in an offshore transaction in compliance with Rule 904 under the Act, or (d) pursuant to an opinion of counsel satisfactory to CyberGuard Corporation that such registration or compliance is not required as to such sale, offer or distribution.

2.2 Notice of Proposed Transfers. Unless there is an effective registration statement under the Securities Act covering a proposed transfer, a Holder shall notify the Company of its intention to effect a transfer of any of its Common Shares. Such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail, and shall be accompanied (except that the requirements set forth in the balance of this sentence need not be complied with where the proposed transaction complies with Rule 144 as long as the Company is furnished with evidence of compliance with such rule) by:

(a) an unqualified written opinion of legal counsel which is reasonably satisfactory to the Company addressed to the Company, to the effect that the proposed transfer of the Common Shares may be effected without registration of the Securities Act; or

(b) a “no action” letter from the Commission to the effect that the distribution of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto;

provided, that this Section 2.2 shall not require a legal opinion or “no action letter” in connection with any transfer described in the provisos to Section 5.1 of this Agreement.

2.3 Compliance. Each certificate evidencing the Common Shares transferred as above provided shall bear the appropriate restrictive legend set forth in Section 2.1, except that such certificate shall not bear such restrictive legend if in the opinion of counsel for the Company such legend is not required in order to establish compliance with any provisions of the Securities Act or applicable state securities laws.

3. REGISTRATION RIGHTS

3.1 Shelf Registration.

(a) The Company shall use commercially reasonable efforts to prepare and file with the Commission, within 10 days after the Closing Date, a registration statement (the “Initial Shelf Registration Statement,” and together with any Subsequent Shelf Registration Statement (as defined below), including, in each case, the prospectus, amendments and supplements to such registration statements, including post-effective amendments, all exhibits, and all materials incorporated by reference or deemed to be incorporated by reference in such registration statements, are herein collectively referred to as the “Shelf Registration Statement”) for an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”) (the “Shelf Registration”), registering the resale from time to time by Holders thereof (and any permitted assignees or transferees thereof pursuant to Section 5.1) of all of the Registrable Securities. All Holders (and any permitted assignees or transferees thereof pursuant to Section 5.1) will be named as selling shareholders as to all of their Registrable Securities in the Shelf Registration Statement. The Initial Shelf Registration Statement shall be on an appropriate form under the Securities Act permitting registration of such Registrable Securities for resale by such Holders from time to time as set forth in the Initial Shelf Registration Statement. The Company shall use its best efforts to cause the Initial Shelf Registration Statement to be declared effective under the Securities Act as promptly as is practicable and to keep the Initial Shelf Registration Statement (or any Subsequent Shelf Registration Statement) continuously effective under the Securities Act to permit the prospectus included therein to be lawfully delivered by the Holders of the Registrable Securities, for a period that will terminate when (i) all the Registrable Securities covered by the Shelf Registration Statement have been sold pursuant thereto or (except in sales, transfers or distributions described in the provisos to Section 5.1) otherwise or (ii) such Registrable Securities may be sold pursuant to the provisions of Rule 144 under the Securities Act in one three month period were it not held by an “affiliate” (as defined in Rule 144 under the Securities Act, or any successor rule thereof) of the Company (such period, the “Effectiveness Period”).

(b) If the Initial Shelf Registration Statement or any Subsequent Shelf Registration Statement ceases to be effective for any reason at any time during the Effectiveness Period (other than because all Registrable Securities registered thereunder have been resold pursuant thereto or have otherwise ceased to be Registrable Securities), the Company shall use its best efforts to obtain the prompt withdrawal of any order suspending the effectiveness thereof, and in any event shall within thirty (30) days of such cessation of effectiveness amend such Shelf Registration Statement in a manner reasonably expected to obtain the withdrawal of the order suspending the effectiveness thereof, or file an additional Shelf Registration Statement covering all of the securities that as of the date of such filing are Registrable Securities (a “Subsequent Shelf Registration Statement”). If a Subsequent Shelf Registration Statement is filed, the Company shall use its best efforts to cause the Subsequent Shelf Registration Statement to become effective as promptly as is practicable after such filing and to keep such Subsequent Shelf Registration Statement continuously effective until the end of the Effectiveness Period.

(c) The Company shall supplement and amend the Shelf Registration Statement if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Shelf Registration Statement, if required by the Securities Act.

(d) Notwithstanding any other provisions of this Agreement to the contrary, the Company shall cause the Shelf Registration Statement and the related prospectus and any amendment or supplement thereto, as of the effective date of the Shelf Registration Statement, amendment or supplement, (i) to comply in all material respects with the applicable requirements of the Securities Act and the rules and regulations of the Commission and (ii) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading.

3.2 Secondary Offering.

(a) The Company agrees that if at any time after the date hereof and prior to December 31, 2004, the Company shall propose to file a registration statement with respect to any of its Common Stock on a form suitable for a secondary offering (the “Secondary Offering”), it will give notice in writing to such effect to the Holders set forth on Exhibit B hereto and to any permitted assignees or transferees of such Holders pursuant to Section 5.1 (“Eligible Holders”) at least thirty (30) days prior to such filing, and, at the written request of any such Eligible Holder, made within fifteen (15) days after the receipt of such notice and subject to Section 3.2(b) below, will include therein at the Company’s cost and expense (excluding underwriting discounts, commissions and filing fees attributable to the Common Shares included therein) such of the Common Shares as such Eligible Holder shall request (provided that such Eligible Holder’s request must be to include at least 5,000 Common Shares, as may be adjusted for any stock split, stock dividend and the like); provided, however, that if the offering being registered by the Company is underwritten and if the representative of the underwriters certifies in writing that the inclusion therein of all or a portion of the Common Shares would materially and adversely affect the sale of the securities to be sold by the Company thereunder, then the Company shall be required to include in the offering only that number of securities, including the Common Shares, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among all Eligible Holders electing to participate in the Secondary Offering according to the total number of Registrable Securities, including any Secondary Offering Makeup Shares (as defined below) elected to be included therein owned by each such Eligible Holder). Notwithstanding the foregoing, the Eligible Holders shall have the right to sell their Common Shares in the Secondary Offering prior to any sales of Common Stock by Richard L. Scott (and the various trusts established by Mr. Scott) and each other person holding registration rights that would allow them to participate in the Secondary Offering and who holds, or has rights to acquire, at least 100,000 shares of Common Stock.

(b) No Eligible Holder shall have a right to participate in the Secondary Offering unless such Eligible Holder shall own at least 5,000 Common Shares at the time of the Secondary Offering.

(c) In the event of a Secondary Offering, the Company shall prepare and file with the Commission a registration statement covering such shares of Common Stock and use its best efforts to cause such registration statement to be declared effective by the Commission as expeditiously as possible.

(d) In the event the offering price of a share of Common Stock sold in the Secondary Offering (the “Secondary Offering Price”) is less than the Average Price (as defined in the Purchase Agreement), then the Company shall issue to the Eligible Holders participating in the Secondary Offering the number of shares of Common Stock (the “Secondary Offering Makeup Shares”) equal to product of (1) the sum of (i) the Average Price divided by the Secondary Offering Price, minus (ii) one, multiplied by (2) the number of shares of Common Stock requested to be sold by the Eligible Sellers in the Secondary Offering (excluding the Secondary Offering Makeup Shares). The Secondary Offering Makeup Shares shall also be included in the Secondary Offering, subject to the potential pro rata cutback described in Section 3.2(a).

(e) Notwithstanding the terms of Section 3.2(d), the maximum number of Secondary Offering Makeup Shares issued to the Eligible Holders as described in Section 3.2(d) shall be the product of (1) 500,000, multiplied by (2) the percentage determined by dividing the aggregate number of shares of Common Stock issued to Eligible Holders at Closing (as defined in the Purchase Agreement) by the aggregate number of shares of Common Stock issued to all Holders at Closing; provided, however, that if not all Eligible Holders shall participate in the Secondary Offering, such resulting product shall be further decreased by the same percentage determined by dividing the aggregate number of shares of Common Stock issued to the non-participating Eligible Holders at Closing by the aggregate number of shares of Common Stock issued to all Eligible Holders at Closing. For purposes of the foregoing, the number of shares of Common Stock issued to the Eligible Holders and the Holders at Closing shall be deemed to include shares issued in respect of the cancellation of New Shares (as defined in the Purchase Agreement) and, if such Eligible Holder is also an Optionee (as defined in the Purchase Agreement), the number of shares of Common Stock issued to such Eligible Holder as Option Consideration (as defined in the Purchase Agreement).

3.3 Registration Procedures. Whenever the Company shall be required by the provisions of this Agreement to effect the registration of shares of Registrable Securities, the following provisions shall apply:

(a) The Company shall (i) furnish to each Stockholder, prior to the filing thereof with the Commission, a copy of any registration statement and each amendment thereof and each supplement, if any, to the prospectus included therein and the Company shall use its best efforts to reflect in the registration statement, when so filed with the Commission, such comments as the Stockholders may reasonably propose; and (ii) include the names of any Holders that have delivered a Notice and Questionnaire to the Company and who propose to sell Registrable Securities pursuant to the Secondary Offering registration statement as selling securityholders.

(b) The Company shall give written notice to the Stockholders (which notice pursuant to clauses (ii) through (v) hereof shall be accompanied by an instruction to suspend the use of the prospectus until the requisite changes have been made):

(i) when the registration statement or any amendment thereto has been filed with the Commission and when the registration statement or any post-effective amendment thereto has become effective;

(ii) of any request by the Commission for amendments or supplements to the registration statement or the prospectus included therein or for additional information;

(iii) of the issuance by the Commission of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings for that purpose;

(iv) of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(v) of the happening of any event that requires the Company to make changes in the registration statement or the prospectus in order that the registration statement or the prospectus do not contain an untrue statement of a material fact nor omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the prospectus, in light of the circumstances under which they were made) not misleading.

(c) The Company shall make every reasonable effort to obtain the withdrawal at the earliest possible time, of any order suspending the effectiveness of the registration statement or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction in which they have been qualified for sale.

(d) The Company shall furnish to each Holder of Registrable Securities included within the coverage of registration, without charge, at least one copy of the registration statement and any post-effective amendment thereto, including financial statements and schedules, and, if the Holder so requests in writing, all exhibits thereto (including those, if any, incorporated by reference).

(e) The Company shall, during the period of effectiveness of a registration statement, deliver to each Holder of Registrable Securities included within the coverage of the registration, without charge, as many copies of the prospectus (including each preliminary prospectus, if any) included in the registration statement and any amendment or supplement thereto as such person may reasonably request. The Company consents, subject to the provisions of this Agreement, to the use of the prospectus or any amendment or supplement thereto by each of the selling Holders of the Registrable Securities in connection with the offering and sale of the Registrable Securities covered by the prospectus, or any amendment or supplement thereto, included in the registration statement.

(f) Prior to any public offering of the Registrable Securities pursuant to any registration statement the Company shall register or qualify or cooperate with the Holders of the Registrable Securities included therein and their respective counsel in connection with the registration or qualification of the Registrable Securities for offer and sale under the securities or “blue sky”

laws of such states of the United States as any Holder of Registrable Securities reasonably requests in writing and do any and all other acts or things necessary or advisable to enable the offer and sale in such jurisdictions of the Registrable Securities covered by such registration statement, provided, however, that in no event shall the Company be required to qualify to do business as a foreign corporation in any jurisdiction where it would not, but for the requirements of this paragraph (f), be required to be so qualified, to subject itself to taxation in any such jurisdiction or to consent to general service of process in any such jurisdiction.

(g) The Company shall cooperate with the Holders of Registrable Securities to facilitate the timely preparation and delivery of certificates representing the Registrable Securities to be sold pursuant to any registration statement free of any restrictive legends and in such denominations and registered in such names as the Holders may request a reasonable period of time prior to sales of the Registrable Securities pursuant to such registration statement.

(h) Upon the occurrence of any event contemplated by paragraphs (ii) through (v) of Section 3.3(b) above during the period for which the Company is required to maintain an effective registration statement, the Company shall promptly prepare and file a post-effective amendment to the registration statement or a supplement to the related prospectus and any other required document so that, as thereafter delivered to Holders or purchasers of Registrable Securities, the prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If the Company notifies the Holders of Registrable Securities in accordance with paragraphs (ii) through (v) of Section 3.3(b) above to suspend the use of the prospectus until the requisite changes to the prospectus have been made, then the Holders of Registrable Securities shall suspend use of such prospectus and, if so directed by the Company, destroy or deliver to the Company all copies then in such Holder’s possession of the prospectus covering such Registrable Securities that was in effect at the time of such notice (such period during which the availability of the registration statement and any related prospectus is suspended being a “Deferral Period”). The periods of effectiveness of the registration statement provided for in Sections 3.1(a) or as described in the prospectus regarding a Secondary Offering, as applicable, shall be extended by the number of days from and including the date of the giving of such notice to and including the date when the Holders of Registrable Securities shall have received such amended or supplemented prospectus pursuant to this Section 3.3(h). The Company will use its best efforts to ensure that the use of the prospectus may be resumed as promptly as is practicable. The Company shall be entitled to exercise its right under this Section 3.3(h) to suspend the availability of the registration statement or any prospectus for one or more periods not to exceed 30 days in any 3 month period and not to exceed, in the aggregate, 90 days in any 12 month period, provided however that any Deferral Period will be for the minimum period reasonably required for the Company to prepare and file the necessary documents; and provided further that the Company agrees that it shall not suspend trading under the prospectus due to the occurrence of an event contemplated by Section 3.3(b)(v) unless the Company shall black-out trading for all of its officers and members of its board of directors for the same period of time.

(i) The Company shall prepare and file with the Commission such amendments and post-effective amendments to each registration statement as may be necessary to keep such registration statement continuously effective for the applicable periods specified above and shall cause the related prospectus to be supplemented by any required prospectus supplement to be filed pursuant to Rule 424 (or any similar provisions then in force) under the Securities Act. The Company will comply with all rules and regulations of the Commission to the extent and so long as they are applicable to the registration and the Company will make generally available to its securityholders (or otherwise provide in accordance with Section 11(a) of the Securities Act) an earnings statement satisfying the provisions of Section 11(a) of the Securities Act, no later than 45 days after the end of a 12-month period (or 90 days, if such period is a fiscal year) beginning with the first month of the Company’s first fiscal quarter commencing after the effective date of the registration statement, which statement shall cover such 12-month period.

(j) The Company may require each Holder of Registrable Securities to be sold pursuant to the Shelf Registration Statement to furnish to the Company such information regarding the Holder and the distribution of the Registrable Securities as the Company may from time to time reasonably require for inclusion in the registration statement, and the Company may exclude from such registration the Registrable Securities of any Holder that unreasonably fails to furnish such information within a reasonable time after receiving such request.

(k) The Company shall (i) make reasonably available for inspection by the Holders requesting inclusion of their Registrable Securities in the registration statement, any underwriter participating in any disposition pursuant to the registration statement and any attorney, accountant or other agent retained by such Holders or any such underwriter, all relevant financial and other records, pertinent corporate documents and properties of the Company and (ii) cause the Company’s officers, directors, employees, accountants and auditors to supply all relevant information reasonably requested by such Holders or any such underwriter, attorney, accountant or agent in connection with the registration statement, in each case, as shall be reasonably necessary to enable such persons, to conduct a reasonable investigation within the meaning of Section 11 of the Securities Act.

(l) The Company shall use its best efforts to take all other steps necessary to effect the registration of the Registrable Securities covered by a registration statement contemplated hereby.

(m) The Company shall as promptly as practicable (if reasonably requested by any Holder participating in a registration hereunder), incorporate in a prospectus supplement or post-effective amendment to the registration statement such information as such Holder or shall, on the basis of an opinion of nationally recognized counsel experienced in such matters, determine to be required to be included therein and make any required filings of such prospectus supplement or such post-effective amendment; provided that the Company shall not be required to take any actions under this Section 3.3(m) that are not, in the reasonable opinion of counsel for the Company, in compliance with applicable law.

3.4 Expenses of Registration. The Company shall pay all Registration Expenses incurred in connection with the performance of the Company’s obligations under this Agreement. If a Stockholder participates in a registration, such Stockholder shall pay the Selling

Expenses incurred in connection with each registration under this Agreement, including any fees of counsel to such Stockholder, as applicable.

4. INDEMNIFICATION

4.1 Indemnification by the Company. The Company agrees to indemnify and hold harmless each Stockholder and its Affiliates, against all claims, losses, damages and liabilities, joint or several (or actions in respect thereof, and including, but not limited to, any claims, losses, damages, liabilities or actions relating to purchases and sales of the Registrable Securities), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, to which any of them may become subject under the Securities Act, the Exchange Act or other federal or state law, arising out of or based on the following:

(a) any untrue statement or alleged untrue statement of a material fact contained in any such registration statement, preliminary prospectus, prospectus, offering circular or other similar document (including any related registration statement, notification or the like, and including any amendment or supplement thereto) incident to any such registration, or based on any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading;

(b) any violation by the Company of any federal, state or common law rule or regulation applicable to the Company in connection with any such registration, qualification or compliance; and

(c) any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, as incurred related to the foregoing.

4.2 Indemnification by Stockholders. If Registrable Securities held by a Stockholder are included in the securities as to which such registration is being effected, such Stockholder shall indemnify the Company, each of its officers and directors, each underwriter and each person who controls any underwriter, and each person, if any, who controls the Company or any such underwriter within the meaning of Section 15 of the Securities Act, and each person affiliated with or retained by the Company and who may be subject to liability under any applicable securities laws, against all claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, to which they may become subject under the Securities Act or other federal or state law, arising out of or based on:

(a) any untrue statement or alleged untrue statement of a material fact contained in any such registration statement, prospectus, offering circular or other similar document, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Stockholder and stated to be specifically for use therein; and

(b) any legal and other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, as incurred.

4.3 Limitation on the Indemnification Obligation.

(a) No party required to provide indemnification under this Section 4 (the “Indemnifying Party”) shall be liable, and shall have any indemnification obligation hereunder, for any amounts paid in settlement by any party entitled to indemnification hereunder (the “Indemnified Party”) of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld).

(b) The Company shall not be liable under Section 4.1 hereof for any such claim, loss, damage, liability or expense to the extent it arises out of or is based on any untrue statement or omission, made in reliance on and in conformity with written information furnished to the Company by an instrument duly executed by any Stockholder, underwriter or controlling person and stated to be specifically for use therein.

(c) Except in the case of fraud or willful misconduct, in no event shall any indemnity of a Stockholder pursuant to Section 4.2 exceed the net proceeds of the offering received by such Holder.

4.4 Indemnification Procedure. Each Indemnified Party shall give notice to the Indemnifying Party promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided the Indemnifying Party acknowledges its obligations to indemnify the Indemnified Party with respect to the claim and provided further that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 4 except to the extent that the failure to give such notice is materially prejudicial to an Indemnifying Party’s ability to defend such action and provided further, that the Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interest or separate and different defenses but shall bear the expense of such defense nevertheless. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. If the Indemnifying Party does not assume the defense of any claim or proceeding resulting therefrom, the Indemnified Party may defend against such claim or proceeding as the Indemnified Part may deem appropriate and may settle such claim or proceeding in such manner as the Indemnified Party may deem appropriate, all without prejudice to its right to indemnification hereunder.

4.5 Contribution, Allocation, etc. If the indemnification provided for in this Section 4 is unavailable or insufficient to hold harmless an Indemnified Party under such paragraphs in respect of any losses, claims, damages or liabilities or actions in respect thereof referred to therein, then each Indemnifying Party shall in lieu of indemnifying such Indemnified Party contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities or actions in such proportion as appropriate to reflect the relative fault of the Company, on the one hand, and the underwriters and each Stockholder, on the other, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or actions as well as any other relevant equitable considerations, including the failure to give any notice under Section 4.4. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact relates to information supplied by the Company, on the one hand, or the underwriters or Stockholders, on the other, and to the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and each Stockholder agree that it would not be just and equitable if contributions pursuant to this paragraph where determined by pro rata allocation or by any other method of allocation which did not take account of the equitable considerations referred to above in this paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages, liabilities or action in respect thereof, referred to above in this paragraph, shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this paragraph, no Stockholder shall be required to contribute any amount in excess of the lesser of (i) the proportion that the public offering price of shares sold by such Stockholder under such registration statement bears to the total public offering price of all securities sold thereunder, but not to exceed the proceeds received by such Stockholder for the sale of Registrable Securities covered by such registration statement and (ii) the amount of any damages which it would have otherwise been required to pay by reason of such untrue or alleged untrue statement or omission. No person guilty of fraudulent misrepresentations (within the meaning of Section 11(f) of the Securities Act), shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation.

4.6 Conflicts with Underwriting Agreement. Notwithstanding anything in this Section 4 to the contrary, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control with respect to the applicable Holders.

5. MISCELLANEOUS PROVISIONS.

5.1 No Transfer of Registration Rights. The registration rights granted under this Agreement may not be assigned or otherwise conveyed by Stockholders without the consent of the Company, which consent shall not be unreasonably withheld; provided, that registration rights may be assigned by a Stockholder in connection with a sale or other transfer to an immediate family member or otherwise in connection with estate planning or to an entity controlled by or under common control with such Stockholder, and provided further that the registration rights contemplated by this Agreement may be assigned by any Stockholder to its stockholders, partners, members or other similar Person in connection with a distribution of Registrable Shares to such Persons. The Stockholder shall give notice to the Company prior to any such assignment in accordance with Section 5.11 hereof.

5.2 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to conflict of laws or any other rules or principles which may require the application of the laws of any other jurisdiction.

5.3 Counsel. The Stockholders may select and employ one firm of legal counsel to represent such parties in the registration of shares of Common Stock under this Agreement. If, in the judgment of a Stockholder, it would be appropriate to do so, any Stockholder may select separate counsel to represent it in connection with the registration. In either case such Stockholders shall be solely responsible for the fees and expenses of any counsel so selected, and the Company shall have no responsibility or liability whatsoever with respect thereto.

5.4 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to Stockholders, upon any breach or default by the Company under this Agreement, shall impair any such right, power or remedy of Stockholders nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereunder occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of Stockholders or any breach or default under this Agreement, or any waiver on the part of Stockholders of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to Stockholders, shall be cumulative and not alternative.

5.5 Rule 144. The Company shall use its best efforts to file the reports required to be filed by it under the Securities Act and the Exchange Act in a timely manner and, if at any time, the Company is not required to file such reports, it will, upon the request of any Holder, make publicly available other information so long as necessary to permit sales of their securities pursuant to Rule 144 under the Securities Act. The Company covenants that it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144. Upon the request of any Stockholder, the Company shall deliver to such Holder a written statement as to whether it has complied with such filing requirements. Notwithstanding the foregoing, nothing in this Section 5.5 shall be deemed to require the Company to register any of its securities pursuant to the Exchange Act if not otherwise registered.

5.6 Remedies. Each of the parties hereto acknowledges and agrees that any failure by a party to perform its obligations hereunder or otherwise breach this Agreement, irreparable injury may occur for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of any such failure, a party may obtain such relief as may be required to specifically enforce the other party’s obligations hereunder. The parties further agree to waive the defense in any action for specific performance that a remedy at law would be adequate.

5.7 No Inconsistent Agreements. The Company will not on or after the date of this Agreement enter into any agreement with respect to its securities that is inconsistent with the rights granted to the Stockholders in this Agreement or otherwise conflicts with the provisions hereof, nor will the Company grant any registration rights to any person or entity that are not subordinate to the rights granted to the Stockholders hereunder. The Company represents and warrants that the rights granted to the Stockholders hereunder do not in any way conflict with and are not inconsistent with the rights granted to the holders of securities of the Company under any agreement in effect on the date hereof.

5.8 Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements, correspondence, arrangements and understandings relating to the subject matter hereof.

5.9 Binding Effect. All of the terms, provisions and conditions hereof shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto, and their respective heirs, personal representatives, successors and assigns.

5.10 Headings; Construction. The headings contained herein are for the purposes of convenience only, and will not be deemed to constitute a part of this Agreement or to affect the meaning or interpretation of this Agreement in any way. Unless the context clearly states otherwise, the use of the singular or plural in this Agreement shall include the other and the use of any gender shall include all others. The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. All references herein to Sections shall refer to this Agreement unless the context clearly otherwise requires.

5.11 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter’s confirmation of receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand or (c) the expiration of five (5) business days (or seven (7) business days where the addressee is not in the United States) after the day when mailed by certified or registered mail, postage prepaid, to:

THE COMPANY	CyberGuard Corporation 2000 West Commercial Blvd., Suite 200 Ft Lauderdale, FL 33309

Attn: Adriana Kovalovska, Vice President Legal Affairs Tel: (954) 958-3880 Fax: (954) 958-3901

With a copy to:	Stephen T. Braun, Esq. Boult, Cummings, Conners & Berry, PLC 414 Union Street, Suite 1600 Nashville, TN 37219 Tel: (615) 252-2300 Fax: (615) 252-6300

STOCKHOLDERS:	To the addresses set forth on Exhibit A hereto.

or to such other address as any party may, from time to time, designate in a written notice given in a like manner.

5.12 Severability of Provisions. If a court in any proceeding holds any provision of this Agreement or its application to any person or circumstance invalid, illegal or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it was held to be invalid, illegal or unenforceable, shall not be affected, and shall be valid, legal and enforceable to the fullest extent permitted by law, but only if and to the extent such enforcement would not materially and adversely frustrate the parties’ essential objectives as expressed in this Agreement. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties intend that the court add to this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be valid and enforceable, so as to effect the original intent of the parties to the greatest extent possible.

5.13 Third Party Beneficiaries. Except as contemplated by Section 5.1, this Agreement does not create, and will not be construed as creating, any rights enforceable by any person not a party to this Agreement.

5.14 Waiver of Jury Trial. TO THE EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE INCLUDING, BUT NOT LIMITED TO, THE CONSTITUTION OF THE UNITED STATES OR ANY STATE THEREIN, COMMON LAW OR ANY APPLICABLE STATUTE OR REGULATIONS. EACH PARTY HERETO ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS RIGHT TO DEMAND TRIAL BY JURY.

5.15 Amendment. This Agreement may be amended, modified, superseded, or canceled only by a written instrument signed by all of the parties hereto and any of the terms,

provisions and conditions hereof may be waived, only by a written instrument signed by the waiving party.

5.16 Counterparts. This Agreement may be executed in any number of counterparts and each such counterpart shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Stockholders executing a counterpart signature page to this Agreement, or delivering a Notice and Questionnaire, after the date of this Agreement shall become parties to this Agreement as if such Stockholders had been party to this Agreement on the date hereof. The Company in such case shall update and replace Exhibit A to this Agreement to reflect the additional party.

5.17 Dispute Resolution Procedures. If any question shall arise in regard to the interpretation of any provision of this Agreement or as to the rights and obligations of any of the parties hereunder, the Seller Representatives (as defined in the Purchase Agreement), as representatives of the Stockholders, and Patrick Clawson, as chief executive officer of the Company (or any successor to Mr. Clawson in such position), shall meet with each other to negotiate and attempt to resolve such question in good faith. Such representatives may, if they so desire, consult outside experts for assistance in arriving at a resolution. In the event that a resolution is not achieved within thirty (30) days after their first meeting, then the question shall be finally resolved by binding arbitration in accordance with the rules and procedures of the International Chamber of Commerce, Paris applicable to commercial transactions, and judgment upon any award thereon may be entered in any court having jurisdiction thereof. Any arbitration shall be held in New York, New York. In the event of any arbitration, the Company shall select one arbitrator, the Seller Representatives, on behalf of the Stockholders, shall select one arbitrator and the two arbitrators so selected shall select a third arbitrator, any two of which arbitrators together shall make the necessary determinations. Other than attorneys’ fees and expenses (which shall be borne by the party incurring the same), all out of pocket costs and expenses of the Company and the Stockholders in connection with such arbitration, including, without limitation, the fees of the arbitrators and any administration fees, shall be borne by the Company and the Stockholders in such proportions as the arbitrators shall decide that such expenses should, in equity, be apportioned. The language used in arbitration shall be English.

Signature Page Follows

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first written above.

CYBERGUARD CORPORATION

By:

Name:

Title:

(the “Company”)

STOCKHOLDERS:

Munich, 2004	Munich, 2004
Siemens Venture Capital GmbH	TecVenture Partners TGZ Fonds I GmbH & Co. KG

Zug, 2004	Zug, 2004
Mach Capital Limited Partnership represented by its general partner Aureus Capital Partners Ltd.	Mach II Limited Partnership represented by its general partner Mach Capital Limited Partnership which itself is represented by its general partner Aureus Capital Partners Ltd.

Paderborn, 2004	Paderborn, 2004
Dr. Horst Joepen	Christian A. Matzen

Paderborn, 2004	Paderborn, 2004
Jobst Heinemann	Roland Cuny

Paderborn, 2004
Martin Stecher

Paderborn,                                          2004

Stephan Krafft

for himself and

for Frances Schlosstein represented by Stephan Krafft pursuant to power of attorney of April 2004 and for the other Transferors of Pool B (i.e. employees of webwasher AG), namely Edward Ackroyd, Peter Borgolte, Udo Bretz, Wiebke Höschen, Ralf Horstmann, Tim Lange, Benita Sieben-Ostmann, Jan Schnellbaecher, Berni Lörwald, Marina Kopper, Silvia Beller (formerly named Schad), Alexandria Zymla, Frank Berzau, Michael Betz and Oliver Borchers, represented by Stephan Krafft pursuant to powers of attorney of April 2004

Zug,                                          2004

Invision AG,

for itself and

for the others Transferors of Pool C (i.e. members of the Invision group investors), namely Nextech Venture AG, Dr. Bernd Pfister, Georg Steiger, Martin Staub, Beat Jeckelmann, Fridley Technologies Ltd., Infinity Holdings Ltd., Fred Langhammer, Dr. Rainer Rueppel and Martin Ankli, represented by Invision AG pursuant to powers of attorney dated March 31, 2004 and, respectively, April 1, 2004

EXHIBIT A

STOCKHOLDERS

Name of Stockholders	Address
Institutional Sellers:

Siemens Venture Capital GmbH	Attention: Dr. Uwe Albrecht Wittelsbacherplatz 2 D-80312 Munich Germany

Mach Capital Limited Partnership	Industriestrasse 24 6302 Zug Switzerland

Mach II Limited Partnership	Industriestrasse 24 6302 Zug Switzerland

TecVenture Partners TGZ Fonds I GmbH & Co. KG	Attention: Mr. Edward M. Stadum TecVenture Partners GmbH Leopoldstrasse 87 80802 Munich Germany

Invision AG (on behalf of itself and the Pool C shareholders)	Industriestrasse 24 6302 Zug Switzerland

Pool C Shareholders:

Martin Ankli Beat Jeckelmann Fred Langhammer Fridley Technologies Ltd. Infinity Holdings Ltd. Nextech Venture AG Bernd Pfister Rainer Rueppel Georg Steiger Martin Staub	c/o Invision AG Industriestrasse 24 6302 Zug Switzerland

Senior Management:

Roland Cuny	Dr.-Grasso-Str. 9 33104 Paderborn, Germany

Jobst Heinemann

Horst Joepen

Christian Matzen

Martin Stecher	Almering 26 33104 Paderborn, Germany

Gary Taggart	439 Matthew Court Pleasanton, CA 94566

Name of Stockholders	Address

Other Employees:

Stephan Krafft (signing on behalf of himself and the Pool B employees)	Dampfmühlenweg 8 32549 Bad Oeynhausen, Germany

Pool B employees:

Alexandra Zymla	Borchener Str. 114 33098 Paderborn, Germany

Berni Lörwald	Grimmestr. 13 33098 Paderborn, Germany

Edward Ackroyd	Giersstr. 30 33098 Paderborn, Germany

Frank Berzau	Hintere Dorfstr. 13 75242 Neuhausen, Germany

Jan Schnellbacher	Holsteiner Weg 43 33102 Paderborn, Germany

Marina Kopper	Petersstr. 25 33100 Paderborn, Germany

Michael Betz	Schwarzmannstr. 12 80798 Munich, Germany

Peter Borgolte	Kaukenberg 32 33100 Paderborn, Germany

Ralf Horstmann	Salbeiweg 35 33100 Paderborn, Germany

Silvia Beller	Einhardstr. 1 33098 Paderborn, Germany

Udo Bretz	Westfalenstr. 20A 33647 Bielefeld, Germany

Wiebke Höschen	Husarenstr. 84 33104 Paderborn, Germany

Oliver Borchers	Neuhäuser Str. 104B 33102 Paderborn, Germany

Tim Lange	Kleine Howe 19 33607 Bielefeld, Germany

Benita Sieben-Ostmann	Mühlenstr. 23 33189 Schlangen, Germany

Other Optionee/Employees

Andrei Martinow	Brakenberg 4 33100 Paderborn, Germany

Bart-Jan Schuman	Am Heckenacker 9A 85652 Pliening, Germany

Bill Beauchamp	1383 Marigold Road Livermore, CA 94551

Name of Stockholders	Address
Chris Hearn	Panoramastr. 4 74925 Epfenbach, Germany

Christoph Alme	Akeleienweg 4 33100 Paderborn, Germany

Christophe Rey	6 Rue Raymond de Mareuil F-91540 Mennecy, France

Cyrille Badeau	2, Rue de la Réunion F-92500 RUEIL MALMAISON, FRANCE

Dan Kennelly	3296 S. Lincoln, Park Ridge, IL 60068

Dirk Straube	Kirchstr. 21 34414 Warburg-Scherfede, Germany

Doris Fiala	Daimlerstr. 12 80798 Munich, Germany

Dorothea Monkos	Fürstenberger Str. 56 34431 Marsberg, Germany

Elke Plattmann	Gockelstr. 1 33142 Büren, Germany

Frances Schlosstein	405 East 63rd St. #2 New York, NY 10021

Gerd Giese	Poststr. 25 34414 Warburg, Germany
Grant Landers	2905 Kapalua Court Freehold, NJ 07728

Grant Murphy	2905 Lakeside Drive Highland Village, TX 75007

Heiko Giesselmann	Ritterholz 13 33178 Borchen, Germany

Julie Wix	9426 Capricorn Way San Diego, CA 92126

Jurgen Borchert	Morsbacher Str. 15 42857 Remscheid, Germany

Kevin Monvoisin	19 rue Pasteur F-92140 Clamart, France

Kevin Thiele	37 Albany Park Drive Winnersh, Gb-Berkshire RG41 5HZ, United Kingdom

Klaus Kaul	Zielackerstr. 25 CH-8304 Wallisellen, Switzerland

Marek Lewkowicz	Wasserburg 36 33106 Paderborn, Germany

Michael Bohnisch	Reumontstr. 7 33102 Paderborn, Germany

Michael Schneider	Gleseker Str. 15 33098 Paderborn, Germany

Name of Stockholders	Address
Nilesh Mangaonkar	Brede 1 33100 Paderborn, Germany

Ralf Athens	Wassermannsweg 54 33161 Hövelhof, Germany

Robert Klemme	Greitelerweg 71 33102 Paderborn, Germany

Roland Scholtz

Sammie Buckley	35935 Ashton Place Fremont, CA 94536

Sascha Dubbel	Pal-Keller-Str. 77 37671 Höxter, Germany

Sean McCue	31 Oakfields Close, Ecchinswell NR.Newbury, GB-Berkshire RG20 4UT, United Kingdom

Sumir Mullick	Nordstr. 2 33102 Paderborn, Germany

Susanne Frost	68 Northumberland Avenue GB-Aylesbury Bucks HP21 7HL, United Kingdom

Tatyana Somina	Widukindstr. 3-5 33098 Paderborn, Germany

Thomas Friedrich	Hermannstr. 24 33102 Paderborn, Germany

Tom Bryant	25 Hill Road Londonderry, NH 03053

Wajahat Saeed	2050 Royal Drive #5 Santa Clara, CA 95050

Willi Inderst	Klenzestr. 41/3 80469 Munich, Germany

Yann Berson	2, rue Guillaume Colletet 94150 RUNGIS, France

EXHIBIT B

ELIGIBLE HOLDERS

Name of Eligible Holders	Address
Institutional Sellers:

Siemens Venture Capital GmbH	Attention: Dr. Uwe Albrecht Wittelsbacherplatz 2 D-80312 Munich Germany

Mach Capital Limited Partnership	Industriestrasse 24 6302 Zug Switzerland

Mach II Limited Partnership	Industriestrasse 24 6302 Zug Switzerland

TecVenture Partners TGZ Fonds I GmbH & Co. KG	Attention: Mr. Edward M. Stadum TecVenture Partners GmbH Leopoldstrasse 87 80802 Munich Germany

Invision AG (on behalf of itself and the Pool C shareholders)	Industriestrasse 24 6302 Zug Switzerland

Pool C Shareholders:

Martin Ankli Beat Jeckelmann Fred Langhammer Fridley Technologies Ltd. Infinity Holdings Ltd. Nextech Venture AG Bernd Pfister Rainer Rueppel Georg Steiger Martin Staub	c/o Invision AG Industriestrasse 24 6302 Zug Switzerland

Senior Management:

Roland Cuny	Dr.-Grasso-Str. 9 33104 Paderborn, Germany

Jobst Heinemann

Horst Joepen

Christian Matzen

Martin Stecher	Almering 26 33104 Paderborn, Germany

Gary Taggart	439 Matthew Court Pleasanton, CA 94566